Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202507

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.050% Senior Notes due 2025	$1,000,000,000	$116,200
4.900% Senior Notes due 2035	$500,000,000	$58,100
5.150% Senior Notes due 2045	$1,000,000,000	$116,200
Total	$2,500,000,000	$290,500

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated March 5, 2015)

$2,500,000,000

Energy Transfer Partners, L.P.

$1,000,000,000 4.050% Senior Notes due 2025

$500,000,000 4.900% Senior Notes due 2035

$1,000,000,000 5.150% Senior Notes due 2045

We are offering $1,000,000,000 aggregate principal amount of our 4.050% Senior Notes due 2025, or the 2025 notes, $500,000,000 aggregate principal amount of our 4.900% Senior Notes due 2035, or the 2035 notes, and $1,000,000,000 aggregate principal amount of our 5.150% Senior Notes due 2045, or the 2045 notes. We refer to the 2025 notes, the 2035 notes and the 2045 notes, collectively, as the notes.

Interest on the notes will accrue from March 12, 2015 and will be payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2015. The 2025 notes will mature on March 15, 2025, the 2035 notes will mature on March 15, 2035 and the 2045 notes will mature on March 15, 2045.

We may redeem some or all of the notes of each series at our option at any time and from time to time prior to their maturity at the applicable redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest. Please read the section entitled “Description of Notes—Optional Redemption.”

The notes are our unsecured senior obligations. If we default, your right to payment under the notes will rank equally with the right to payment of the holders of our other current and future unsecured senior debt, including our existing senior notes and the existing senior notes and debentures of Sunoco, Inc., of which we are a co-obligor, and senior in right of payment to all of our current and future subordinated debt, including our existing junior subordinated notes. The notes will not initially be guaranteed by our subsidiaries.

The notes are new issues of securities with no established trading markets. We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes on any automated dealer quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. Please read “Risk Factors” beginning on page S-9 of this prospectus supplement and page 4 of the accompanying prospectus and the other risks identified in the documents incorporated by reference herein for information regarding risks you should consider before investing in the notes.

	Per 2025 Note	Total 2025 Notes	Per 2035 Note	Total 2035 Notes	Per 2045 Note	Total 2045 Notes
Price to Public(1)	99.918%	$999,180,000	99.810%	$499,050,000	99.772%	$997,720,000
Underwriting Discount	0.650%	$6,500,000	0.875%	$4,375,000	0.875%	$8,750,000
Proceeds to Energy Transfer Partners, L.P. (Before Expenses)	99.268%	$992,680,000	98.935%	$494,675,000	98.897%	$988,970,000

(1)	Plus accrued interest from March 12, 2015, if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form only through The Depository Trust Company on or about March 12, 2015.

Joint Book-Running Managers

Citigroup	RBC Capital Markets	UBS Investment Bank
BBVA	DNB Markets	Mizuho Securities
MUFG	SunTrust Robinson Humphrey	US Bancorp

Co-Managers

Banca IMI	BNP PARIBAS	Credit Agricole CIB
HSBC	ING	Natixis
PNC Capital Markets LLC		SMBC Nikko

The date of this prospectus supplement is March 5, 2015.

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the notes in two separate documents that offer varying levels of detail:

•	the accompanying prospectus, which provides general information, some of which may not apply to the notes; and

•	this prospectus supplement, which provides a summary of the specific terms of the notes.

Generally, when we refer to this “prospectus,” we are referring to both documents combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or on our behalf and the documents we have incorporated by reference. We have not, and the underwriters have not, authorized anyone else to give you different information. We are not, and the underwriters are not, offering the notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

None of Energy Transfer Partners, L.P., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in the notes by you under applicable laws. You should consult with your own advisors as to the legal, tax, business, financial and related aspects of an investment in the notes.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information included or incorporated by reference in this prospectus supplement. It does not contain all of the information that you should consider before making an investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer herein for a more complete understanding of this offering.

Unless the context otherwise requires, references to (1) “Energy Transfer,” “ETP,” “we,” “us,” “our” and similar terms, as well as references to the “Partnership,” are to Energy Transfer Partners, L.P. and all of its subsidiaries, and (2) “ETE” are to Energy Transfer Equity, L.P., the owner of our general partner. With respect to the cover page and in the sections entitled “Prospectus Supplement Summary—The Offering,” “Description of Notes” and “Underwriting,” “we,” “our” and “us” refer only to Energy Transfer Partners, L.P. and not to any of its subsidiaries.

Energy Transfer Partners, L.P.

Overview

We are a publicly traded limited partnership that owns and operates, through our subsidiaries and joint ventures, a diversified portfolio of energy assets, including interstate and intrastate natural gas, natural gas liquids, or NGLs, refined products and crude oil pipelines; natural gas storage, treating and conditioning facilities; natural gas processing plants and retail gasoline stations. We operate our business in seven primary segments:

•	intrastate natural gas transportation and storage;

•	interstate natural gas transportation and storage;

•	midstream;

•	liquids transportation and services;

•	investment in Sunoco Logistics Partners L.P., or Sunoco Logistics;

•	retail marketing; and

•	all other.

Our other operations include natural gas distribution and our ownership of interests in certain businesses engaged in compression services, retail propane distribution and refining.

Our Business

Intrastate Natural Gas Transportation and Storage

We own and operate approximately 7,700 miles of intrastate natural gas transportation pipelines, which is the largest intrastate pipeline system in the United States, and three natural gas storage facilities in Texas. Our intrastate pipeline system has an aggregate throughput capacity of approximately 14.1 billion cubic feet per day, or Bcf/d, and interconnects to many major consumption areas in the United States. For the year ended December 31, 2014, we transported an average of 9.0 Bcf/d of natural gas through our intrastate natural gas pipeline system.

Our intrastate natural gas transportation and storage segment’s results are determined primarily by the amount of fees we charge our customers to reserve capacity as well as the actual volume of natural gas that flows through the transportation pipelines.

We also provide natural gas storage services to third parties for which we charge storage fees as well as engage in natural gas storage transactions in which we profit from pricing differences that occur over time.

Interstate Natural Gas Transportation and Storage

Through our interstate natural gas transportation and storage segment, we directly own and operate approximately 12,800 miles of interstate natural gas pipeline, with an aggregate throughput capacity of approximately 11.3 Bcf/d, and have a 50% interest in the joint venture that owns the 185-mile Fayetteville Express pipeline, which has a throughput capacity of approximately 2.0 Bcf/d. We also own a 50% interest in Citrus Corp., or Citrus, which owns 100% of Florida Gas Transmission Company, or FGT, which owns and operates an approximately 5,400-mile pipeline system with a throughput capacity of approximately 3.1 Bcf/d that extends from South Texas through the Gulf Coast to South Florida. For the year ended December 31, 2014, we transported an average of 3.0 Bcf/d of natural gas on our interstate natural gas pipelines, excluding the assets of Panhandle Eastern Pipeline Company, LP, or Panhandle.

Our interstate natural gas transportation and storage segment includes Panhandle, which owns and operates a large natural gas open-access interstate pipeline network. The pipeline network, consisting of the PEPL, Trunkline and Sea Robin transmission systems, serves customers in the Midwest, Gulf Coast and Midcontinent United States with a comprehensive array of transportation and storage services. In connection with its natural gas pipeline transmission and storage systems, Panhandle has five natural gas storage fields located in Illinois, Kansas, Louisiana, Michigan and Oklahoma. Pan Gas Storage, LLC, doing business as Southwest Gas, operates four of these fields and Trunkline Gas Company, LLC operates one. Through Trunkline LNG Company, LLC, or Trunkline LNG Company, Panhandle owns and operates a liquefied natural gas terminal in Lake Charles, Louisiana. For the year ended December 31, 2014, Panhandle transported an average of 3.1 Bcf/d of natural gas on its natural gas open-access interstate pipeline network.

The results from our interstate transportation and storage segment are primarily derived from the fees we earn from natural gas transportation and storage services.

Midstream

Through our midstream segment, we own and operate approximately 7,200 miles of in-service natural gas and NGL gathering pipelines aggregating a combined capacity of approximately 5.7 Bcf/d, six natural gas processing plants, 15 natural gas treating facilities and three natural gas conditioning facilities with an aggregate processing, treating and conditioning capacity of approximately 4.6 Bcf/d. Our midstream segment focuses on the gathering, compression, treating, blending, processing and marketing of natural gas, and our operations are currently concentrated in major producing basins and shales, including the Austin Chalk trend and Eagle Ford Shale in South and Southeast Texas, the Permian Basin in West Texas and New Mexico, the Barnett Shale and Woodford Shale in North Texas, the Bossier Sands in East Texas, the Marcellus Shale in West Virginia, and the Haynesville Shale in East Texas and Louisiana. Many of our midstream assets are integrated with our intrastate transportation and storage assets. For the year ended December 31, 2014, we averaged gathering volumes of 3.0 Bcf/d and NGL production averaged 173,603 barrels per day, or Bbls/d.

Our midstream segment results are derived primarily from margins we earn for natural gas volumes that are gathered, transported, purchased and sold through our pipeline systems and the natural gas and NGL volumes processed at our processing and treating facilities.

Liquids Transportation and Services

Through our liquids transportation and services segment, we own and operate approximately 274 miles of NGL pipelines with aggregate throughput capacity of approximately 490,000 Bbls/d and have a 50% interest in a joint venture that owns the Liberty pipeline, an approximately 87-mile NGL pipeline with aggregate throughput capacity of approximately 90,000 Bbls/d. We also have a 70% interest in Lone Star NGL LLC, which owns approximately 2,000 miles of NGL pipelines with aggregate throughput capacity of approximately 388,000 Bbls/d, three NGL processing plants with aggregate capacity of 904 MMcf/d, four NGL and propane fractionation facilities with aggregate capacity of approximately 325,000 Bbls/d and NGL storage facilities with aggregate working storage capacity of approximately 53 million barrels. Three NGL and propane fractionation facilities and the NGL storage facilities are located at Mont Belvieu, Texas, one NGL fractionation facility is located in Geismar, Louisiana, and the NGL pipelines primarily transport NGLs from the Permian and Delaware basins and the Barnett Shale and Eagle Ford Shale to Mont Belvieu. For the year ended December 31, 2014, we averaged NGL transportation volumes of 379,342 Bbls/d and NGL fractionation volumes of 197,415 Bbls/d.

NGL storage revenues are derived from base storage fees that are tied to the volume of capacity reserved, regardless of use, and throughput fees for providing ancillary services, including receipt and delivery, custody transfer and rail/truck loading and unloading fees.

NGL transportation revenue is principally generated from fees charged to customers under dedicated contracts to deliver the total output from particular processing plants or take-or-pay contracts which have minimum throughput commitments requiring the customer to pay regardless of whether a fixed volume is transported.

Investment in Sunoco Logistics

As of December 31, 2014, we owned a 1.9% general partner interest, all of the incentive distribution rights and a 29.7% limited partner interest in Sunoco Logistics. Sunoco Logistics operates crude oil pipelines, crude oil acquisition and marketing, terminal facilities and refined products pipelines primarily in the Northeast, Midwest and Southwest regions of the United States. In addition, the investment in Sunoco Logistics segment has ownership interests in several refined product pipeline joint ventures. Sunoco Logistics’ crude oil pipelines transport crude oil principally in Oklahoma and Texas. Crude oil transportation pipelines primarily deliver to and connect with other pipelines that deliver crude oil to a number of third-party refineries. Sunoco Logistics’ crude oil pipelines consist of approximately 5,300 miles of crude oil trunk pipelines and approximately 500 miles of crude oil gathering lines that supply the trunk pipelines. The throughput on Sunoco Logistics’ pipelines was approximately 2.68 million Bbls/d for the year ended December 31, 2014.

Sunoco Logistics’ crude oil acquisition and marketing business gathers, purchases, markets and sells crude oil, principally in the Midcontinent United States, utilizing its proprietary fleet of approximately 335 crude oil transport trucks and approximately 135 crude oil truck unloading facilities, as well as third-party assets. For the year ended December 31, 2014, the average daily volumes for crude oil purchases and sales was 873,000 Bbls/d and 869,000 Bbls/d, respectively.

Sunoco Logistics’ terminal facilities consist of crude oil, refined products and NGL terminals which receive products from pipelines, barges, railcars and trucks and distribute them to third parties and certain affiliates, who in turn deliver them to end-users and retail outlets. Sunoco Logistics’ terminal facilities consist of an aggregate crude oil and refined products capacity of approximately 48 million barrels, including the 25 million barrel Nederland, Texas crude oil and NGL terminal; the 6 million barrel Eagle Point, New Jersey refined products and crude oil terminal; the 3 million barrel Marcus Hook, Pennsylvania refined products and NGL facility; approximately 39 active refined products marketing terminals located in the Northeast, Midwest and Southwest United States; and refinery terminals located in the Northeast United States. For the year ended December 31, 2014, the total average daily throughput was 414,000 Bbls/d for the 39 refined products marketing terminals, 1,233,000 Bbls/d for the Nederland terminal and 90,000 Bbls/d at the Eagle Point terminal.

Sunoco Logistics’ product pipelines transport refined products and NGLs including multiple grades of gasoline, middle distillates (such as heating oil, diesel and jet fuel) and liquefied petroleum gases (such as propane and butane) from refineries to markets. Sunoco Logistics’ products pipelines consist of approximately 2,400 miles of refined products and NGL pipelines and joint venture interests in four products pipelines in selected areas of the United States. Average daily throughput on the products pipelines for the year ended December 31, 2014 was 552,000 Bbls/d.

Retail Marketing

Our retail marketing business segment consists of marketing operations of Sunoco LP and Sunoco, Inc., or Sunoco. In this segment, we sell gasoline and middle distillates at retail and operate convenience stores in 30 states, primarily on the East Coast, Midwest and South regions of the United States. The highest concentrations of retail outlets are located in Texas, Pennsylvania, New York, Florida and Ohio. Some of these outlets are traditional locations that sell fuel products under the Sunoco® brand whereas others are Stripes®, APlus® and Aloha Island Mart® convenience stores. Our motor fuel sales averaged 416,308 Bbls/d for the year ended December 31, 2014. The Sunoco® brand is positioned as a premium brand and is the official fuel of NASCAR® through 2022. Additionally, our APlus® convenience stores are the official convenience stores of NASCAR®, and we have sponsorship agreements with INDYCAR® and NHRA® that continue through 2018 and 2024, respectively.

All Other

Our “all other” business segment consists of (i) natural gas compression services and a natural gas compression equipment business; (ii) marketing operations of both on-system and off-system gas; (iii) an approximate 33% non-operating interest in a joint venture with The Carlyle Group, L.P., which owns a refinery in Philadelphia, (iv) a 40% interest in Lake Charles LNG Export Company, LLC, which is developing a liquefied natural gas liquefaction project and (v) our investment in common and Class F units of Regency Energy Partners LP, or Regency.

Business Strategy

Our business strategy is to increase unitholder distributions and the value of our common units. We believe we have engaged, and will continue to engage, in a well-balanced plan for growth through strategic acquisitions, internally generated expansion, measures aimed at increasing the profitability of our existing assets and executing cost control measures where appropriate to manage our operations. We intend to continue to operate as a diversified, growth-oriented master limited partnership with a focus on increasing the amount of cash available for distribution on each common unit.

We believe that we are well-positioned to compete in the natural gas, NGL and crude oil industries based on the following strengths:

•	We believe that the size and scope of our operations, our stable asset base and cash flow profile, and our investment grade status will be significant positive factors in our efforts to obtain new debt or equity financing in light of current market conditions.

•	Our experienced management team has an established reputation as highly-effective, strategic operators within our operating segments. In addition, our management team is motivated to effectively and efficiently manage our business operations through performance-based incentive compensation programs and through ownership of a substantial equity position in ETE, the entity that indirectly owns our general partner, and therefore benefits from incentive distribution payments we make to our general partner.

We intend to accomplish our business strategy by executing on the following operating strategies:

Growth through acquisitions. We intend to continue to make strategic acquisitions that offer the opportunity for operational efficiencies and the potential for increased utilization and expansion of our existing assets while supporting our investment grade credit ratings.

Enhancing profitability of existing assets. We intend to increase the profitability of our existing asset base by adding new volumes under long-term producer commitments, undertaking additional initiatives to enhance utilization and reducing costs by improving operations.

Engaging in construction and expansion opportunities. We intend to leverage our existing infrastructure and customer relationships by constructing and expanding systems to meet new or increased demand for midstream and transportation services.

Increasing cash flow from fee-based businesses. We intend to increase the percentage of our business conducted with third parties under fee-based arrangements in order to provide for stable, consistent cash flows over long contract periods while reducing exposure to changes in commodity prices.

Recent Developments

Bakken Pipeline Transaction. In December 2014, we and ETE announced the final terms of a transaction, whereby ETE will transfer ETE’s 45% interest in the Bakken pipeline project, 30.8 million ETP common units and $879 million in cash (less amounts funded prior to closing by ETE for capital expenditures for the Bakken pipeline project) in exchange for 30.8 million newly issued Class H Units of ETP that, when combined with the 50.2 million previously issued Class H Units, generally entitle ETE to receive 90.05% of the cash distributions and other economic attributes of the general partner interest and incentive distribution rights of Sunoco Logistics. In addition, ETE and ETP agreed to reduce the IDR subsidies that ETE previously agreed to provide to ETP, with such reductions occurring in 2015 and 2016. The transaction is expected to close in March 2015.

Regency Merger. In January 2015, ETP and Regency entered into a definitive merger agreement, as amended on February 18, 2015, pursuant to which Regency will merge with a wholly owned subsidiary of ETP, with Regency continuing as the surviving entity and becoming a wholly owned subsidiary of ETP. At the effective time of the Regency merger, each Regency common unit and Class F unit will be converted into the right to receive ETP common units, and each Regency series A preferred unit will be converted into the right to receive a preferred unit representing a limited partner interest in ETP. The transaction is subject to customary closing conditions, including approval by Regency’s unitholders and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. The Federal Trade Commission granted early termination of the waiting period under the HSR Act on February 24, 2015. In addition, ETE, which owns the general partner and 100% of the incentive distribution rights of both Regency and ETP, has agreed to reduce the incentive distributions it receives from ETP by a total of $320 million over a five year period. The IDR subsidy will be $80 million in the first year post closing and $60 million per year for the following four years. At the effective time of the Regency merger, ETP expects to repay in full all outstanding borrowings under Regency’s revolving credit facility and guarantee Regency’s obligations with respect to its senior notes.

Our Principal Executive Offices

We are a limited partnership formed under the laws of the State of Delaware. Our executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219. Our telephone number is (214) 981-0700. We maintain a website at http://www.energytransfer.com that provides information about our business and operations. Information contained on this website, however, is not incorporated into or otherwise a part of this prospectus supplement or the accompanying prospectus.

The Offering

We provide the following summary solely for your convenience. This summary is not a complete description of the notes. You should read the full text of, and more specific details contained elsewhere in, this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, please read the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of the Debt Securities” in the accompanying prospectus.

Issuer	Energy Transfer Partners, L.P.

Notes Offered	We are offering $2,500,000,000 aggregate principal amount of notes of the following series:

•	$1,000,000,000 4.050% Senior Notes due 2025;

•	$500,000,000 4.900% Senior Notes due 2035; and

•	$1,000,000,000 5.150% Senior Notes due 2045.

Maturity	Unless redeemed prior to maturity as described below, the 2025 notes will mature on March 15, 2025, the 2035 notes will mature on March 15, 2035 and the 2045 notes will mature on March 15, 2045.

Interest Rate	Interest on the 2025 notes will accrue at the per annum rate of 4.050%, interest on the 2035 notes will accrue at the per annum rate of 4.900% and interest on the 2045 notes will accrue at the per annum rate of 5.150%.

Interest Payment Dates	Interest on the notes will accrue from, and including, the issue date thereof and be payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2015.

Ranking	The notes will be our unsecured senior obligations. The notes will rank equally with all of our other current and future unsecured senior debt, including our existing senior notes and Sunoco’s existing senior notes and debentures of which we are a co-obligor, senior to all of our current and future subordinated debt, including our existing junior subordinated notes, and junior to the indebtedness and other obligations, including trade payables, of our subsidiaries.

As of December 31, 2014, after giving pro forma effect to our acquisition of Regency and the Bakken pipeline transaction, and as adjusted for the offering of the notes and the application of the net proceeds therefrom as described in “Use of Proceeds,” the notes would have been structurally subordinated to $12.5 billion of indebtedness of our subsidiaries, consisting of (i) $782 million of indebtedness of our wholly owned subsidiary, Transwestern Pipeline Company, LLC, or Transwestern, (ii) $1.1 billion of indebtedness of Panhandle, (iii) $715 million of indebtedness of Sunoco (of which we are a co-obligor), (iv) $4.2 billion of indebtedness of Sunoco Logistics, (v) $683 million of indebtedness of Sunoco LP and (vi) $5.1 billion of indebtedness of Regency (of which we will guarantee). Please read “Description of Notes—Ranking” and “Description of Notes—Subsidiary Guarantees.” In addition, as of December 31, 2014, our unconsolidated joint ventures, FEP, Citrus and FGT, had outstanding $3.1 billion of indebtedness, consisting of $600 million of borrowings outstanding under FEP’s term loan; $175 million of borrowings outstanding under Citrus’ $200 million revolving credit facility and $500 million of borrowings outstanding under Citrus’ construction term loan; and $1.8 billion in aggregate principal amount of FGT’s senior notes. FGT is a party to a $200 million revolving credit facility which was undrawn as of December 31, 2014. The notes will be structurally subordinated to the indebtedness of our unconsolidated joint ventures. Please read “Description of Other Indebtedness—Unconsolidated Joint Ventures.”

Optional Redemption	We may redeem the notes of each series for cash, in whole or in part at any time and from time to time, at our option at the applicable redemption prices set forth under the heading “Description of Notes—Optional Redemption.”

Certain Covenants	We will issue the notes under a supplement to an indenture with U.S. Bank National Association, as trustee. The covenants in the indenture supplement include a limitation on liens and a restriction on sale-leaseback transactions. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described in “Description of Notes—Certain Covenants.”

Use of Proceeds	We anticipate using the net proceeds of this offering to repay borrowings outstanding under our revolving credit facility, to fund our growth capital expenditures and for general partnership purposes. Please read “Use of Proceeds.”

Affiliates of certain of the underwriters are lenders under our revolving credit facility and, accordingly, will receive a substantial portion of the net proceeds from this offering. Please read “Underwriting—Other Relationships.”

Further Issuances	We may create and issue additional notes ranking equally and ratably with any series of notes offered by this prospectus supplement in all respects, except for the issue date, issue price and in some cases, the first interest payment date, so that such additional notes will form a single series with the applicable series of notes offered by this prospectus supplement and will have substantially identical terms as such series, including with respect to ranking, redemption and otherwise.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and the risk factors set forth on page 4 of the accompanying prospectus and in our, Panhandle’s, Sunoco Logistics’ and Sunoco LP’s Annual Reports on Form 10-K for the year ended December 31, 2014, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus before investing in the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated therein:

	Years Ended December 31,
	2010	2011	2012	2013	2014
Ratio of Earnings to Fixed Charges	2.39	2.45	3.22	1.88	2.77

For this ratio, “earnings” consist of:

•	pre-tax income from continuing operations, before minority interest and equity in earnings of affiliates;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	fixed charges.

“Fixed charges” consist of:

•	interest expensed;

•	interest capitalized;

•	amortized debt issuance costs; and

•	estimated interest element of rentals.

RISK FACTORS

An investment in the notes involves risks. You should consider carefully the following risk factors and the risk factors set forth beginning on page 4 of the accompanying prospectus and in our, Panhandle’s, Sunoco Logistics’ and Sunoco LP’s Annual Reports on Form 10-K for the year ended December 31, 2014, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus when evaluating an investment in the notes.

Risks Related to an Investment in the Notes

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We do not have significant assets other than the partnership interests and the equity in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit facilities and applicable state partnership laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount of the notes at maturity, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

The notes will be structurally subordinated to liabilities and indebtedness of our subsidiaries and effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness.

Our subsidiaries own all of our operating assets. However, initially, none of our subsidiaries will guarantee our obligations with respect to the notes. Creditors of our subsidiaries that do not guarantee the notes will have claims, with respect to the assets of those subsidiaries, that rank structurally senior to the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to us in respect of our direct or indirect equity interests in such subsidiaries. Accordingly, after satisfaction of the claims of such creditors, there may be little or no amounts left available to make payments in respect of the notes. Also, there are federal and state laws that could invalidate any guarantee of our subsidiaries that guarantee the notes in the future. If that were to occur, the claims of creditors of a guaranteeing subsidiary would also rank structurally senior to the notes, to the extent of the assets of that subsidiary. As of December 31, 2014, after giving pro forma effect to our acquisition of Regency and the Bakken pipeline transaction, and as adjusted for the offering of the notes and the application of the net proceeds therefrom as described in “Use of Proceeds,” the notes would have been structurally subordinated to $12.5 billion of indebtedness of our subsidiaries, consisting of $782 million of indebtedness of Transwestern, $1.1 billion of indebtedness of Panhandle, $715 million of indebtedness of Sunoco (of which we are a co-obligor), $4.2 billion of indebtedness of Sunoco Logistics, $683 million of indebtedness of Sunoco LP and $5.1 billion of indebtedness of Regency (of which we will guarantee). Furthermore, such subsidiaries will not be prohibited under the indenture from incurring additional indebtedness and any such indebtedness will rank structurally senior to the notes with respect to the assets of such subsidiaries. Our unconsolidated joint ventures, FEP, Citrus and FGT, are also parties to revolving and other credit facilities and have outstanding senior unsecured notes. As of December 31, 2014, FEP had $600 million of borrowings outstanding under its term loan; Citrus had $175 million of borrowings outstanding under its $200 million revolving credit facility and $500 million of borrowings outstanding under its construction term loan; and FGT had $1.8 billion in aggregate principal amount of senior notes and no amounts drawn under its $200 million revolving credit facility. The notes will be structurally subordinated to the indebtedness of our unconsolidated joint ventures. Please read “Description of Other Indebtedness—Unconsolidated Joint Ventures.”

In addition, holders of any future secured indebtedness of Energy Transfer Partners, L.P. would have claims with respect to the assets constituting collateral for such indebtedness that are prior to the claims of the holders of the notes. Energy Transfer Partners, L.P. (excluding its subsidiaries) does not currently have any secured indebtedness, but may have secured indebtedness in the future. In the event of a default on any secured indebtedness or our bankruptcy, liquidation or reorganization, our assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively rank senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the notes will place some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure certain indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

Unlike a corporation, we are required by our partnership agreement to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash on hand as of the end of a quarter, adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries in amounts it determines in its reasonable discretion to be necessary or appropriate:

•	to provide for the proper conduct of our business and the businesses of our operating subsidiaries (including reserves for future capital expenditures and for our anticipated future credit needs);

•	to provide funds for distributions to our unitholders and our general partner for any one or more of the next four calendar quarters; or

•	to comply with applicable law or any of our loan or other agreements.

Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units may decrease with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, the value of our units may decrease and we may not be able to issue equity to recapitalize.

Your ability to transfer the notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

The notes are new issues of securities for which there are no established public markets. Although we have registered the offer and sale of the notes under the Securities Act of 1933, as amended, or the Securities Act, we do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes on any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the notes of each series, as permitted by applicable laws and regulations, they are not obligated to make markets in the notes, and they may discontinue their market-making activities at any time without notice. Active markets for the notes may not develop or, if developed, may not continue. In the absence of active trading markets, you may not be able to transfer the notes within the time or at the prices you desire.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $2.476 billion from the sale of the notes we are offering, after deducting the underwriting discounts and estimated offering expenses payable by us. We anticipate using the net proceeds of this offering to repay borrowings outstanding under our revolving credit facility, to fund our growth capital expenditures and for general partnership purposes.

As of March 3, 2015, there was a balance of $2.2 billion in revolving credit loans outstanding under our revolving credit facility, and there were $122 million of letters of credit outstanding. The weighted average interest rate on the total amount outstanding at March 4, 2015 was 1.67%. Our revolving credit facility matures on November 18, 2019. We used borrowings under our revolving credit facility to fund growth capital expenditures and working capital requirements.

Affiliates of certain of the underwriters are lenders under our revolving credit facility and, accordingly, will receive a substantial portion of the net proceeds from this offering. Please read “Underwriting—Other Relationships.”

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of December 31, 2014:

•	on an actual basis;

•	on a pro forma basis to give effect to the consummation of the Regency merger and the Bakken pipeline transaction; and

•	on a pro forma as adjusted basis to give effect to our acquisition of Regency and the public offering of the notes pursuant to this prospectus supplement and the application of the net proceeds as described in “Use of Proceeds.”

The actual information in the table is derived from and should be read in conjunction with our historical financial statements, including the accompanying notes, included in our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this prospectus supplement.

	As of December 31, 2014
	Actual	Pro Forma	Pro Forma As Adjusted
	(Dollars in millions)
Cash and cash equivalents(1)	$639	$826	$2,046

Debt, including current maturities:
ETP
Revolving credit facility(2)	$570	$1,256	$—
Existing senior notes	10,344	10,344	10,344
Existing junior subordinated notes	546	546	546
Senior notes offered hereby	—	—	2,500
Transwestern
Senior notes	782	782	782
Panhandle
Senior notes	1,031	1,031	1,031
Junior subordinated notes	54	54	54
Regency
$2.0 billion revolving credit facility(3)	—	—	—
Senior notes	—	5,089	5,089
Sunoco
Senior notes	715	715	715
Sunoco Logistics
$1.5 billion revolving credit facility	150	150	150
$35 million revolving credit facility	35	35	35
Senior notes	3,975	3,975	3,975
Sunoco LP
$1.25 billion revolving credit facility	683	683	683
Unamortized discounts and other	455	503	499

Total long-term debt	19,340	25,163	26,403
Total partners’ capital	12,070	21,107	21,107
Noncontrolling interest	6,194	5,224	5,224

Total equity	18,264	26,331	26,331
Total capitalization	$37,604	$51,494	$52,734

(1)	As of January 31, 2015, we had total cash and cash equivalents of $798 million.
(2)	As of March 3, 2015, there was a balance of $2.2 billion of revolving credit loans outstanding and $122 million of letters of credit were issued under our revolving credit facility.

(3)	At the effective time of the Regency merger, ETP expects to repay in full all outstanding borrowings under Regency’s revolving credit facility. As of March 3, 2015, Regency had a balance of $1.9 billion of revolving credit loans outstanding and $16 million of letters of credit were issued thereunder.

The table above does not include the outstanding indebtedness of our unconsolidated joint ventures, FEP, Citrus and FGT. As of December 31, 2014, FEP had $600 million of borrowings outstanding under its term loan; Citrus had $175 million of borrowings outstanding under its $200 million revolving credit facility and $500 million of borrowings outstanding under its construction term loan; and FGT had no amounts drawn under its $200 million revolving credit facility and $1.8 billion in aggregate principal amount of senior notes.

DESCRIPTION OF OTHER INDEBTEDNESS

General

Our indebtedness as of December 31, 2014 (not including debt of our subsidiaries) consisted of (i) a revolving credit facility that allows for borrowings of up to $3.75 billion available through November 18, 2019, unless extended, (ii) Floating Rate Junior Subordinated Notes due 2066, or our junior subordinated notes, and (iii) the following series of senior notes, which we refer to collectively as our existing senior notes:

•	$750 million in principal amount of 5.950% Senior Notes due 2015;

•	$400 million in principal amount of 6.125% Senior Notes due 2017;

•	$600 million in principal amount of 6.700% Senior Notes due 2018;

•	$400 million in principal amount of 9.700% Senior Notes due 2019;

•	$450 million in principal amount of 9.000% Senior Notes due 2019;

•	$700 million in principal amount of 4.150% Senior Notes due 2020;

•	$800 million in principal amount of 4.650% Senior Notes due 2021;

•	$1 billion in principal amount of 5.200% Senior Notes due 2022;

•	$800 million in principal amount of 3.600% Senior Notes due 2023;

•	$350 million in principal amount of 4.900% Senior Notes due 2024;

•	$277.5 million in principal amount of 7.600% Senior Notes due 2024;

•	$266.7 million in principal amount of 8.250% Senior Notes due 2029;

•	$400 million in principal amount of 6.625% Senior Notes due 2036;

•	$550 million in principal amount of 7.500% Senior Notes due 2038;

•	$700 million in principal amount of 6.050% Senior Notes due 2041;

•	$1 billion in principal amount of 6.500% Senior Notes due 2042;

•	$450 million in principal amount of 5.150% Senior Notes due 2043; and

•	$450 million in principal amount of 5.950% Senior Notes due 2043.

In addition to the above indebtedness, we are a co-obligor of the following outstanding senior notes and debentures of Sunoco, which we refer to collectively as the Sunoco senior notes:

•	$250 million in principal amount of 9.625% Senior Notes due 2015;

•	$400 million in principal amount of 5.75% Senior Notes due 2017; and

•	$65 million in principal amount of 9.00% Debentures due 2024.

Our other subsidiaries, Transwestern, Panhandle, Sunoco Logistics (through its subsidiaries, Sunoco Logistics Partners Operations L.P., or Sunoco Operations, and Sunoco Marketing) and Sunoco LP, also have outstanding debt as described below.

The failure by us and our subsidiaries to comply with the various restrictive and affirmative covenants of our respective debt agreements could require us and our subsidiaries to repay outstanding debt prior to its maturity and could negatively affect our and our subsidiaries’ ability to incur additional debt. Various of our and our subsidiaries’ debt agreements require us and our subsidiaries to measure certain financial tests and covenants quarterly and, as of December 31, 2014, we and our subsidiaries were in compliance with all of the covenants, including the financial requirements, tests, limitations, and covenants related to financial ratios, under our respective existing debt agreements.

ETP Revolving Credit Facility

On October 27, 2011, we amended and restated our revolving credit facility with Wells Fargo Bank, National Association, as administrative agent, swingline lender and an LC issuer, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as joint lead arrangers and joint book managers, and certain other agents and lenders. The credit facility provides for $3.75 billion of revolving credit capacity . The credit facility matures on November 18, 2019, unless we elect the option of one-year extensions (subject to the approval of each such extension by the lenders holding a majority of the aggregate lending commitments under the credit facility). Amounts borrowed under the credit facility bear interest at a rate based on either a LIBOR rate or a base rate, at our option, plus an applicable margin. The applicable margin and applicable rate used in connection with the interest rates and commitment fees, respectively, are based on the credit ratings assigned to our senior, unsecured, non-credit enhanced long-term debt. The applicable margin for LIBOR rate loans ranges from 1.125% to 1.750% and the applicable margin for base rate loans ranges from 0.125% to 0.750%. The credit facility has a swingline loan option of which borrowings and aggregate principal amounts shall not exceed the lesser of (i) the aggregate commitments ($3.75 billion) less the sum of all outstanding revolving credit loans and the letter of credit obligation and (ii) the swingline commitment. The aggregate amount of swingline loans in any borrowing shall not be subject to a minimum amount or increment. We may prepay the indebtedness under the credit facility at any time at our option without penalty (other than Eurodollar loan breakage costs, if any). The commitment fee payable on the unused portion of the credit facility varies based on our credit rating and ranges from 0.150% to 0.275%. Currently, the applicable rate for commitment fees is 0.20%.

The credit agreement relating to the credit facility contains covenants that limit (subject to certain exceptions) our and certain of our subsidiaries ability to, among other things, incur indebtedness; grant liens; enter into mergers; dispose of assets; make certain investments; make distributions during certain defaults and during any event of default; engage in business substantially different in nature than the business currently conducted by us and our subsidiaries; engage in transactions with affiliates; enter into restrictive agreements; and enter into speculative hedging contracts.

The credit agreement also contains a financial covenant that provides that on each date we make a distribution, the leverage ratio, as defined in the credit agreement, shall not exceed 5.0 to 1, with a permitted increase to 5.5 to 1 during a specified acquisition period, as defined in the credit agreement.

As of December 31, 2014, there was a balance of $570 million in revolving credit loans outstanding and $121 million in letters of credit issued. The weighted average interest rate on the total amount outstanding at December 31, 2014 was 1.66%. The total amount available for additional borrowing under the credit facility, as of December 31, 2014, was $1.81 billion. The indebtedness under the credit facility is unsecured and not guaranteed by any of our subsidiaries. The indebtedness under the credit facility is and will be pari passu with our other current and future unsecured debt.

ETP Existing Senior Notes and Sunoco Senior Notes

Our existing senior notes and the Sunoco senior notes represent our senior unsecured obligations and rank equally with all of our other existing and future unsecured and unsubordinated indebtedness, including the notes offered hereby. The existing senior notes and the Sunoco senior notes are not guaranteed by any of our subsidiaries, and therefore, structurally rank junior to all indebtedness and other liabilities of our existing and future subsidiaries.

Each series of existing senior notes (other than the 4.150% Senior Notes due 2020, 4.650% Senior Notes due 2021, 5.200% Senior Notes due 2022, 3.600% Senior Notes due 2023, 4.900% Senior Notes due 2024, 7.600% Senior Notes due 2024, 8.250% Senior Notes due 2029, 6.050% Senior Notes due 2041, 6.500% Senior Notes due 2042, 5.150% Senior Notes due 2043 and 5.950% Senior Notes due 2043) is redeemable, in whole or in part, at any time at our option, at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. Each of the 4.650% Senior Notes due 2021, 5.200% Senior Notes due 2022, 3.600% Senior Notes due 2023, 6.050% Senior Notes due 2041, 6.500% Senior Notes due 2042, 5.150% Senior Notes due 2043 and 5.950% Senior Notes due 2043 is redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before the date that is six months prior to maturity or (ii) at par if the redemption occurs on or after the date that is six months prior to maturity, in each case plus accrued and unpaid interest, if any, to the redemption date. Each of the 4.900% Senior Notes due 2024, 7.600% Senior Notes due 2024 and 8.250% Senior Notes due 2029 is redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before the date that is three months prior to maturity or (ii) at par if the redemption occurs on or after the date that is three months prior to maturity, in each case plus accrued and unpaid interest, if any, to the redemption date. The 4.150% Senior Notes due 2020 are redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before August 1, 2020 (two months prior to maturity) or (ii) at par if the redemption occurs on or after August 1, 2020, in each case plus accrued and unpaid interest, if any, to the redemption date.

The Sunoco senior notes (other than the 9.00% Debentures due 2024) are redeemable, in whole or in part, at any time at our and Sunoco’s option, at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. The 9.00% Debentures due 2024 are not redeemable prior to maturity. Interest on our existing senior notes and the Sunoco senior notes is payable semi-annually.

The existing senior notes and the Sunoco senior notes were issued under indentures containing covenants that restrict our (and, with respect to the Sunoco senior notes, our and Sunoco’s) ability to, subject to certain exceptions, incur debt secured by liens; engage in sale and leaseback transactions; and merge or consolidate with another entity or sell substantially all of our assets.

ETP Junior Subordinated Notes

Our junior subordinated notes, which mature on November 1, 2066, are unsecured and rank junior and are subordinated, to the extent and in the manner set forth in the indenture governing such notes, in right of payment and upon liquidation to the prior payment in full of all of our senior indebtedness.

Interest on the junior subordinated notes accrues from June 24, 2013, at a floating rate calculated as three-month LIBOR for the related interest period plus 3.0175% per annum, reset quarterly, and we pay interest quarterly in arrears on February 1, May 1, August 1 and November 1 of each year. Interest on the junior subordinated notes compounds on the outstanding principal balance and any accrued and unpaid interest. So long as no event of default with respect to the junior subordinated notes is continuing, we may elect to defer interest payments on the junior subordinated notes for a period of up to 10 consecutive years (but not beyond the maturity date or redemption date of the notes). During any such deferral period interest will continue to accrue on the junior subordinated notes at the applicable floating rate.

We have the option to redeem the junior subordinated notes in whole or in part and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

During any period in which interest payments are being deferred, we may not declare or pay dividends on, or redeem, purchase, or acquire, any of our partnership securities, make certain interest or principal payments or make certain guarantee payments with respect to our indebtedness or guarantees ranking junior to or pari passu with the junior subordinated notes. The indenture governing the junior subordinated notes does not restrict our or our subsidiaries from incurring additional indebtedness, creating liens on our property for any purpose or paying distributions on our equity interests or purchasing or redeeming our equity interests (except as described in the previous sentence), nor does it require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of the junior subordinated notes upon a change in control or other events involving us. Events of default under the indenture include (i) non-payment of principal when due, (ii) non-payment of interest within 30 days after such interest is due (other than permitted interest deferrals), or (iii) certain events of bankruptcy, insolvency or reorganization. With respect to the junior subordinated notes, a failure to comply with the other covenants under the indenture does not constitute an event of default. Upon the occurrence of an event of default under the indenture, the trustee or the holders of at least 25% of the principal amount of the junior subordinated notes will have the right to declare the principal amount of the notes, and any accrued interest, immediately due and payable.

Transwestern Debt

As of December 31, 2014, Transwestern had the following outstanding series of unsecured notes, which we refer to collectively as the Transwestern notes:

•	$125 million in principal amount of 5.54% Senior Notes due 2016;

•	$82 million in principal amount of 5.64% Senior Notes due 2017;

•	$175 million in principal amount of 5.36% Senior Notes due 2020;

•	$150 million in principal amount of 5.89% Senior Notes due 2022;

•	$175 million in principal amount of 5.66% Senior Notes due 2024; and

•	$75 million in principal amount of 6.16% Senior Notes due 2037.

No principal payments are required with respect to the Transwestern notes (except at maturity); however, Transwestern is required to make an offer to purchase all of the Transwestern notes upon a change of control of Transwestern, as defined in the indentures governing the Transwestern notes. Transwestern may prepay the Transwestern notes at any time subject to the payment of specified make-whole premiums. Interest is payable semi-annually on the Transwestern notes. The Transwestern notes rank pari passu with Transwestern’s other unsecured debt. The indentures governing the Transwestern notes contain provisions that, subject to certain exceptions, limit the amount of Transwestern’s debt, restrict its sale of assets and payment of dividends and require it to maintain certain debt to capitalization ratios.

Panhandle Debt

In connection with its merger with Southern Union Company, or Southern Union, Panhandle assumed the following senior and junior subordinated notes, which remained outstanding as of December 31, 2014:

•	$82.3 million in principal amount of 7.60% Senior Notes due 2024;

•	$33.3 million in principal amount of 8.25% Senior Notes due 2029; and

•	$54 million in principal amount of Floating Rate Junior Subordinated Notes due 2066.

The senior notes represent Panhandle’s senior unsecured obligations and rank equally with all of its other existing and future unsecured and unsubordinated indebtedness. The senior notes are not guaranteed by any of Panhandle’s subsidiaries, and therefore, structurally rank junior to all indebtedness and other liabilities of its existing and future subsidiaries. The senior notes are not redeemable prior to their respective maturity dates. In

June 2013, Southern Union entered into a supplemental indenture to the indenture governing each series of senior notes to remove substantially all of the restrictive covenants and certain events of default contained therein and to modify certain other provisions.

Panhandle’s obligations under the junior notes are subordinated and junior in right of payment to all of its other indebtedness, except any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the junior notes. In addition, because the notes are not guaranteed by any of Panhandle’s subsidiaries, the holders of junior notes generally have a junior position in right of payment to claims of creditors of Panhandle’s subsidiaries and joint ventures. Subject to Panhandle’s right to defer interest payments on the junior notes on one or more occasions for up to 10 consecutive years, interest on the junior notes is payable quarterly. Beginning on November 1, 2011, the interest rate is a floating rate based on three-month LIBOR plus 301.75 basis points, and is reset quarterly. Any deferred interest payments will accumulate additional interest at a rate equal to the interest rate then applicable to the junior notes, to the extent permitted by law. Panhandle may redeem the junior notes, in whole or in part, at any time at par, plus accrued and unpaid interest, if any, to the redemption date. In June 2013, Southern Union entered into a supplemental indenture to the indenture governing the junior notes to remove substantially all of the restrictive covenants and certain events of default contained therein and to modify certain other provisions.

In addition to the senior and junior subordinated notes described above, as of December 31, 2014, Panhandle had outstanding the following series of senior notes:

•	$300 million in principal amount of 6.20% Senior Notes due 2017;

•	$150 million in principal amount of 8.125% Senior Notes due 2019;

•	$66 million in principal amount of 7.00% Senior Notes due 2029; and

•	$400 million in principal amount of 7.00% Senior Notes due 2018.

These senior notes represent Panhandle’s senior unsecured obligations and rank equally with all of its other existing and future unsecured and unsubordinated indebtedness. Panhandle’s existing senior notes are not guaranteed by any of its subsidiaries, and therefore, structurally rank junior to all indebtedness and other liabilities of its existing and future subsidiaries. Each series of Panhandle’s senior notes is redeemable in whole or in part, at the option of Panhandle at any time, at a price of 100% of their principal amount plus a make-whole premium and accrued and unpaid interest to the redemption date. The indenture governing Panhandle’s senior notes contains various covenants that limit, subject to certain exceptions, Panhandle’s and its subsidiaries’ ability to, among other things, incur additional indebtedness; pay distributions on, or repurchase or redeem Panhandle’s equity interests (excluding distributions or redemptions made so long as no event of default has occurred and is continuing and Panhandle is in compliance with its fixed charge coverage ratio covenant and leverage ratio covenant in the indenture); incur liens; enter into sale and leaseback transactions; enter into certain types of affiliates transactions and dispose of assets.

Sunoco Logistics Debt

As of December 31, 2014, Sunoco Logistics’ indebtedness consisted of a $1.5 billion unsecured credit facility of its wholly owned subsidiary, Sunoco Operations, maturing in November 2018, or the SXL credit facility, and the following series of senior notes of Sunoco Operations:

•	$175 million in principal amount of 6.125% Senior Notes due 2016;

•	$250 million in principal amount of 5.50% Senior Notes due 2020;

•	$300 million in principal amount of 4.65% Senior Notes due 2022;

•	$350 million in principal amount of 3.45% Senior Notes due 2023;

•	$500 million in principal amount of 4.250% Senior Notes due 2024;

•	$250 million in principal amount of 6.85% Senior Notes due 2040;

•	$300 million in principal amount of 6.10% Senior Notes due 2042;

•	$350 million in principal amount of 4.95% Senior Notes due 2043;

•	$700 million in principal amount of 5.300% Senior Notes due 2044; and

•	$800 million in principal amount of 5.350% Senior Notes due 2045.

SXL Credit Facility. On November 19, 2013, Sunoco Operations entered into a $1.50 billion unsecured credit facility with Citibank, N.A., as administrative agent and Barclays Bank PLC, PNC Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., TD Bank, N.A. and Wells Fargo Bank, N.A., as documentation agents, and the other lenders party thereto. The SXL credit facility matures on November 19, 2018 and provides for $1.5 billion of revolving credit capacity that is expandable to $2.25 billion under certain circumstances. The SXL credit facility contains a $300 million sub-limit for letters of credit and a $100 million sub-limit for swing line loans. The obligations of Sunoco Operations under the SXL credit facility are guaranteed by Sunoco Logistics. Amounts borrowed under the SXL credit facility bear interest at a rate based on either a LIBOR rate or a base rate, at Sunoco Operation’s option, plus an applicable rate. The applicable rate used in connection with the interest rates and facility fees, respectively, are based on the credit ratings assigned to Sunoco Logistics’ non-credit enhanced, senior unsecured long-term debt. The applicable rate for LIBOR rate loans ranges from 0.900% to 1.450% and the applicable rate for base rate loans ranges from 0% to 0.450%. The applicable rate for the facility fee payable on the unused portion of the SXL credit facility ranges from 0.100% to 0.300%. Sunoco Operations may prepay the indebtedness under the SXL credit facility at any time at its option without premium or penalty (other than Eurodollar loan breakage costs, if any).

The SXL credit facility contains various covenants, including limitations on the creation of indebtedness and liens, and other covenants related to the operation and conduct of business of Sunoco Logistics. The SXL credit facility also limits Sunoco Logistics, on a rolling four-quarter basis, to a maximum total consolidated debt to consolidated Adjusted EBITDA ratio, as defined in the credit agreement, of 5.0 to 1, with a permitted increase to 5.5 to 1 during a specified acquisition period.

As of December 31, 2014, there were $150 million of outstanding borrowings and no letters of credit issued under the SXL credit facility.

In addition, the West Texas Gulf Pipe Line Company, a subsidiary of Sunoco Logistics, maintains a $35 million revolving credit facility, which matures in April 2015. This facility is available to fund West Texas Gulf’s general corporate purposes including working capital and capital expenditures. At December 31, 2014, the credit facility had $35 million of outstanding borrowings.

Senior Notes. Sunoco Operations’ obligations under its senior notes are guaranteed by Sunoco Logistics. The Sunoco Operations’ senior notes represent Sunoco Operations’ senior unsecured obligations and rank equally in right of payment with all of its existing and future unsecured and unsubordinated indebtedness, including debt under the SXL credit facility. Sunoco Logistics’ guarantee of the senior notes ranks equally in right of payment with its existing and future unsecured and unsubordinated indebtedness, including its guarantee of debt under the SXL credit facility. Each series of Sunoco Operations’ senior notes (other than the 3.45% Senior Notes due 2023, the 4.250% Senior Notes due 2024, the 4.95% Senior Notes due 2043, the 5.300% Senior Notes due 2044 and the 5.350% Senior Notes due 2045) is redeemable, in whole or in part, at any time at Sunoco Operations’ option, at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. Each of the 3.45% Senior Notes due 2023, the 4.95% Senior Notes due 2043, the 5.300% Senior Notes due 2044 and the 5.350% Senior Notes due 2045 is redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before the date that is six months prior to maturity or (ii) at par if the redemption occurs on or after the date that is six months prior to maturity, in each case plus accrued and unpaid interest, if any, to the redemption date. The 4.250% Senior Notes due 2024 are redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before January 1, 2024 (three months prior to maturity) or (ii) at par if the redemption occurs on or after January 1, 2024, in each case plus accrued and unpaid interest, if any, to the redemption date. The senior notes were issued under an indenture containing covenants that limit, subject to certain exceptions, the ability of Sunoco Operations and its subsidiaries to create liens and engage in sale and leaseback transactions; and merger or consolidate with another entity or sell substantially all of their assets.

Sunoco LP Credit Facility

On September 25, 2014, Sunoco LP entered into a $1.25 billion revolving credit agreement, or the SUN credit facility, with Bank of America, N.A., as administrative agent, collateral agent, swingline lender and an LC Issuer, and certain other lenders. The SUN credit facility matures in September 2019 and provides for $1.5 billion of revolving credit capacity that is expandable to $1.7 billion under certain circumstances.

Borrowings under the SUN credit facility bear interest at a rate based on either a LIBOR rate or a base rate, in each case plus an applicable margin ranging from 1.50% to 2.50%, in the case of a LIBOR loan, or from 0.50% to 1.50%, in the case of a base rate loan, which are determined with reference to Sunoco LP’s leverage ratio (as defined in the credit agreement). Upon the first achievement by Sunoco LP of an investment grade credit rating (determined with reference to the credit rating for Sunoco LP’s senior, unsecured, non-credit enhanced long-term debt), the applicable margin will decrease to a range of 1.125% to 2.0%, in the case of a LIBOR loan, or from 0.125% to 1.00%, in the case of a base rate loan. Interest is payable quarterly if the base rate applies, at the end of the applicable interest period if LIBOR applies and at the end of the month if daily floating LIBOR applies. In addition, the unused portion of the SUN credit facility is subject to a commitment fee ranging from 0.250% to 0.350%, based on Sunoco LP’s leverage ratio. Upon the first achievement by Sunoco LP of an investment grade credit rating, the commitment fee will decrease to a range of 0.125% to 0.275%, based on Sunoco LP’s credit rating as described above.

The SUN credit facility requires that Sunoco LP maintain a leverage ratio of not more than 5.50 to 1.00. The maximum leverage ratio is subject to upwards adjustment of not more than 6.00 to 1.00 for a period not to exceed three fiscal quarters in the event Sunoco LP engages in certain acquisitions. Effective October 7, 2014 in connection with the acquisition of Mid-Atlantic Convenience Stores, LLC, or MACS, Sunoco LP entered into a specified acquisition period (as defined in the credit agreement), in which the leverage ratio compliance requirements were adjusted upward. Indebtedness under the credit facility is secured by a security interest in, among other things, all of Sunoco LP’s present and future personal property and all of the present and future personal property of its guarantors, the capital stock of its material subsidiaries (or 66% of the capital stock of material foreign subsidiaries), and any intercompany debt. Upon the first achievement by Sunoco LP of an investment grade credit rating, all security interests securing the SUN credit facility will be released.

As of December 31, 2014, the balance on the SUN credit facility was $683.4 million, and $11.8 million in standby letters of credit were outstanding. The unused availability on the SUN credit facility at December 31, 2014 was $554.8 million. Sunoco LP was in compliance with all financial covenants at December 31, 2014.

Unconsolidated Joint Ventures

Our unconsolidated joint ventures, FEP, Citrus and FGT, are parties to certain debt agreements as described below.

FEP

On July 8, 2013, FEP entered into a $600 million term loan agreement that matures on July 8, 2016. FEP may agree with one or more of the lenders to extend the maturity date with respect to such lender’s commitment for an additional period, with such economic terms as agreed with such lender, by providing written notice to the administrative agent of the proposed extension. Amounts borrowed under the term loan bear interest at a rate based on either a LIBOR rate or a base rate, at FEP’s option, plus an applicable margin. As of December 31, 2014, the balance of the term loan was $600 million with an effective interest rate of 1.74%.

Citrus

Revolving Credit Facility. Citrus entered into a $200 million revolving credit facility on June 29, 2012. Borrowings under the revolving credit facility bear interest at LIBOR or a base rate, at Citrus’ option, plus an applicable margin based on FGT’s long-term senior unsecured non-credit enhanced debt rating. The revolving credit facility has a swingline loan option under which the aggregate principal amount of outstanding swingline loans cannot exceed $25 million and the outstanding principal amount of each lender’s loans (including swingline loans) cannot exceed the total commitments under the facility. Citrus’ obligations under the revolving credit facility are guaranteed by FGT. The revolving credit facility matures on November 2, 2015, subject to Citrus’ right to extend the maturity date by one year (which right may not be exercised more than twice). As of December 31, 2014, there were $175 million of borrowings outstanding under such facility with a weighted average interest rate of 1.595%.

Construction Term Loan. Citrus entered into a $500 million construction term loan with Pipeline Funding Company, LLC on February 5, 2008 in order to finance the construction of certain expansion projects on FGT’s pipelines. The term loan matures on October 8, 2029, and borrowings under the loan bear interest at the Treasury rate plus an applicable margin. As of December 31, 2014, the balance of the term loan was $500 million, with an effective interest rate of 9.393%.

FGT

Revolving Credit Facility. FGT entered into a $200 million credit agreement on June 29, 2012. Borrowings under the revolving credit facility bear interest at LIBOR or a base rate, at FGT’s option, plus an applicable margin based on FGT’s long-term senior unsecured non-credit enhanced debt rating. The revolving credit facility has a swingline loan option under which the aggregate principal amount of outstanding swingline loans cannot exceed $25 million and the outstanding principal amount of each lender’s loans (including swingline loans) cannot exceed the total commitments under the facility. Additionally, FGT may request letters of credit under the facility not exceeding $50 million. The revolving credit facility matures on November 2, 2015, subject to FGT’s right to extend the maturity date by one year (which right may not be exercised more than twice). As of December 31, 2014, there were no borrowings outstanding under the revolving credit facility.

Senior Notes. FGT has outstanding $1.8 billion in aggregate principal amount of senior notes, consisting of the following:

•	$350 million in principal amount of 4.00% Senior Notes due 2015;

•	$600 million in principal amount of 7.90% Senior Notes due 2019;

•	$500 million in principal amount of 5.45% Senior Notes due 2020;

•	$300 million in principal amount of 3.875% Senior Notes due 2022; and

•	$75 million in principal amount of 9.19% Senior Notes due 2024.

The senior notes are FGT’s senior, unsecured general obligations, and the indentures under which such notes were issued contain customary terms, events of default and covenants.

DESCRIPTION OF NOTES

Energy Transfer will issue the notes under an indenture dated as of January 18, 2005 among itself, the subsidiaries of Energy Transfer named therein and U.S. Bank National Association (as successor by merger to Wachovia Bank, National Association), as trustee, as supplemented by a supplemental indenture creating the notes (as so supplemented, the “indenture”). This description is a summary of the material provisions of the notes and the indenture. This description does not restate those agreements and instruments in their entirety. You should refer to the notes and the indenture, forms of which are available as set forth below under “Where you can find more information,” for a complete description of our obligations and your rights.

You can find the definitions of various terms used in this description under “—Certain Definitions” below. In this description, the terms “Energy Transfer,” “we,” “us” and “our” refer only to Energy Transfer Partners, L.P. and not to any of its Subsidiaries.

General

The notes:

•	will be general unsecured, senior obligations of Energy Transfer, ranking equally with all other existing and future unsecured and unsubordinated indebtedness of Energy Transfer;

•	will initially be issued in an aggregate principal amount of $1,000,000,000 with respect to the 2025 notes, an aggregate principal amount of $500,000,000 with respect to the 2035 notes and an aggregate principal amount of $1,000,000,000 with respect to the 2045 notes;

•	will mature on March 15, 2025 with respect to the 2025 notes, March 15, 2035 with respect to the 2035 notes and March 15, 2045 with respect to the 2045 notes;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	will bear interest at an annual rate of 4.050% with respect to the 2025 notes, an annual rate of 4.900% with respect to the 2035 notes and an annual rate of 5.150% with respect to the 2045 notes; and

•	will be redeemable at any time at our option at the redemption prices described below under “—Optional Redemption.”

The 2025 notes, the 2035 notes and the 2045 notes each constitute a separate series of debt securities under the indenture. The indenture does not limit the amount of debt securities we may issue under the indenture from time to time in one or more series. Currently, we have the following series of notes outstanding under the indenture (collectively, the “existing senior notes”):

•	$750 million in principal amount of 5.950% Senior Notes due 2015;

•	$400 million in principal amount of 6.125% Senior Notes due 2017;

•	$600 million in principal amount of 6.700% Senior Notes due 2018;

•	$400 million in principal amount of 9.700% Senior Notes due 2019;

•	$450 million in principal amount of 9.000% Senior Notes due 2019;

•	$700 million in principal amount of 4.150% Senior Notes due 2020;

•	$800 million in principal amount of 4.650% Senior Notes due 2021;

•	$1 billion in principal amount of 5.200% Senior Notes due 2022;

•	$800 million in principal amount of 3.600% Senior Notes due 2023;

•	$350 million in principal amount of 4.900% Senior Notes due 2024;

•	$277.5 million in principal amount of 7.600% Senior Notes due 2024;

•	$266.7 million in principal amount of 8.250% Senior Notes due 2029;

•	$400 million in principal amount of 6.625% Senior Notes due 2036;

•	$550 million in principal amount of 7.500% Senior Notes due 2038;

•	$700 million in principal amount of 6.050% Senior Notes due 2041;

•	$1 billion in principal amount of 6.500% Senior Notes due 2042;

•	$450 million in principal amount of 5.150% Senior Notes due 2043; and

•	$450 million in principal amount of 5.950% Senior Notes due 2043.

We may in the future issue additional debt securities under the indenture in addition to the notes.

Interest

Interest on the notes will accrue from and including March 12, 2015 or from and including the most recent interest payment date to which interest has been paid or provided for. We will pay interest in cash semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2015. We will make interest payments to the persons in whose names the notes are registered at the close of business on March 1 or September 1, as applicable, before the next interest payment date.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date falls on a day that is not a business day, the payment will be made on the next business day, and no interest will accrue on the amount of interest due on that interest payment date for the period from and after the interest payment date to the date of payment.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as either of the series of notes offered by this prospectus supplement and accompanying prospectus, except for issue date, issue price and in some cases, the first interest payment date. Additional notes issued in this manner will form a single series with the previously issued and outstanding notes of such series.

Optional Redemption

Prior to December 15, 2024 (the “2025 Notes Early Call Date”), with respect to the 2025 notes, September 15, 2034 (the “2035 Notes Early Call Date”), with respect to the 2035 notes, and September 15, 2044 (the “2045 Notes Early Call Date” and, together with the 2025 Notes Early Call Date and the 2035 Notes Early Call Date, the “Early Call Dates”), with respect to the 2045 notes, the respective notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest (at the interest rate in effect on the date of calculation of the redemption price) on the notes to be redeemed that would be due after the related redemption date if such notes matured on the applicable Early Call Date but for such redemption (exclusive of interest accrued to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 30 basis points with respect to the 2025 notes, 35 basis points with respect to the 2035 notes and 40 basis points with respect to the 2045 notes;

plus, in either case, accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after the 2025 Notes Early Call Date, with respect to the 2025 notes, the 2035 Notes Early Call Date, with respect to the 2035 notes, and the 2045 Notes Early Call Date, with respect to the 2045 notes, the respective notes will be redeemable in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The actual redemption price, calculated as provided below, will be calculated and certified to the trustee and us by the Independent Investment Banker.

Notes called for redemption become due on the redemption date. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the method of calculating the redemption price and each place that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption on the redemption date. If less than all of the notes of a series are redeemed at any time, the trustee will select the notes to be redeemed on a pro rata basis, by lot or by any other method the trustee deems fair and appropriate.

For purposes of determining the redemption price, the following definitions are applicable:

“Treasury Yield” means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed (assuming, for this purpose, that the notes matured on the applicable Early Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed (assuming, for this purpose, that the notes matured on the applicable Early Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means UBS Securities LLC (and its respective successors) or, if any such firm is not willing and able to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee and reasonably acceptable to Energy Transfer.

“Reference Treasury Dealer” means (a) each of Citigroup Global Markets Inc., RBC Capital Markets, LLC and UBS Securities LLC and their respective successors, and (b) one other primary U.S. government securities dealer in the United States selected by Energy Transfer (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall resign as a Reference Treasury Dealer or cease to be a U.S. government securities dealer, Energy Transfer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the notes to be redeemed (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Subsidiary Guarantees

The notes initially will not be guaranteed by any of our Subsidiaries. However, if at any time following the issuance of the notes, any Subsidiary of Energy Transfer guarantees, becomes a co-obligor with respect to or otherwise provides direct credit support for any obligations of Energy Transfer or any of its other Subsidiaries under the Credit Agreement, then Energy Transfer will cause such Subsidiary to promptly execute and deliver to the trustee a supplemental indenture in a form satisfactory to the trustee pursuant to which such Subsidiary guarantees Energy Transfer’s obligations with respect to the notes on the terms provided for in the indenture.

The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to the notes as described below under “—Defeasance and Discharge,” then any Subsidiary Guarantor will be released. Further, if no default has occurred and is continuing under the indenture, and to the extent not otherwise prohibited by the indenture, a Subsidiary Guarantor will be unconditionally released and discharged from its guarantee:

•	automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any Person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•	following delivery of a written notice by us to the trustee, upon the release of all guarantees or other obligations of the Subsidiary Guarantor with respect to the obligations of Energy Transfer or any of its Subsidiaries under the Credit Agreement.

If at any time following any release of a Subsidiary Guarantor from its guarantee of the notes pursuant to the third bullet point in the preceding paragraph, the Subsidiary Guarantor again guarantees, becomes a co-obligor with respect to or otherwise provides direct credit support for any obligations of Energy Transfer or any of its Subsidiaries under the Credit Agreement, then Energy Transfer will cause the Subsidiary Guarantor to again guarantee the notes in accordance with the indenture.

Ranking

The notes will be unsecured, unless we are required to secure them pursuant to the limitations on liens covenant described below under “—Certain Covenants—Limitations on Liens.” The notes will also be the unsubordinated obligations of Energy Transfer and will rank equally with all other existing and future unsubordinated indebtedness of Energy Transfer. Each guarantee, if any, of the notes will be an unsecured and unsubordinated obligation of the Subsidiary Guarantor and will rank equally with all other existing and future unsubordinated indebtedness of the Subsidiary Guarantor. The notes and each guarantee, if any, will effectively rank junior to any future indebtedness of Energy Transfer and any Subsidiary Guarantor that is both secured and unsubordinated to the extent of the value of the assets securing such indebtedness, and the notes will structurally rank junior to all indebtedness and other liabilities of Energy Transfer’s existing and future Subsidiaries that are not Subsidiary Guarantors.

As of December 31, 2014, after giving effect to the offering of the notes and the application of the net proceeds therefrom as described in “Use of Proceeds,” Energy Transfer, excluding its Subsidiaries, would have had $14.105 billion of indebtedness, $13.559 billion of which would have been unsecured, unsubordinated indebtedness, consisting entirely of the notes, the existing senior notes and Sunoco’s existing senior notes and debentures of which we are a co-obligor; and $546 million of which would have been unsecured, subordinated indebtedness, consisting of the junior subordinated notes. Initially, none of Energy Transfer’s Subsidiaries will guarantee the notes. Energy Transfer’s Subsidiaries, Transwestern, Panhandle, Sunoco, Sunoco Logistics and Sunoco LP, have outstanding debt securities. As of December 31, 2014, after giving effect to the offering of the notes and the application of the net proceeds therefrom as described in “Use of Proceeds,” the notes would have been structurally subordinated to $7.7 billion of indebtedness of these Subsidiaries.

No Sinking Fund

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes.

Certain Covenants

Except as set forth below, neither Energy Transfer nor any of its Subsidiaries is restricted by the indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its partnership or other equity interests or from purchasing or redeeming its partnership or other equity interests. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require Energy Transfer to repurchase or redeem or otherwise modify the terms of the notes upon a change in control or other events involving Energy Transfer that could adversely affect the creditworthiness of Energy Transfer.

Limitations on Liens. Energy Transfer will not, nor will it permit any of its Subsidiaries to, create, assume, incur or suffer to exist any mortgage, lien, security interest, pledge, charge or other encumbrance (“liens”) upon any Principal Property or upon any capital stock of any Restricted Subsidiary, whether owned on the date of the supplemental indenture creating the notes or thereafter acquired, to secure any Indebtedness of Energy Transfer or any other Person (other than the notes), without in any such case making effective provisions whereby all of the outstanding notes are secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness is so secured.

Notwithstanding the foregoing, under the indenture, Energy Transfer may, and may permit any of its Subsidiaries to, create, assume, incur, or suffer to exist without securing the notes (a) any Permitted Lien, (b) any lien upon any Principal Property or capital stock of a Restricted Subsidiary to secure Indebtedness of Energy Transfer or any other Person, provided that the aggregate principal amount of all Indebtedness then outstanding secured by such lien and all similar liens under this clause (b), together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed 10% of Consolidated Net Tangible Assets or (c) any lien upon (i) any Principal Property that was not owned by Energy Transfer or any of its Subsidiaries on the date of the supplemental indenture creating the notes or (ii) the capital stock of any Restricted Subsidiary that owns no Principal Property that was owned by Energy Transfer or any of its Subsidiaries on the date of the supplemental indenture creating the notes, in each case owned by a Subsidiary of Energy Transfer (an “Excluded Subsidiary”) that (A) is not, and is not required to be, a Subsidiary Guarantor and (B) has not granted any liens on any of its property securing Indebtedness with recourse to Energy Transfer or any Subsidiary of Energy Transfer other than such Excluded Subsidiary or any other Excluded Subsidiary.

Restriction on Sale-Leasebacks. Energy Transfer will not, and will not permit any Subsidiary to, engage in the sale or transfer by Energy Transfer or any of its Subsidiaries of any Principal Property to a Person (other than Energy Transfer or a Subsidiary) and the taking back by Energy Transfer or its Subsidiary, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:

(1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3) Energy Transfer or such Subsidiary would be entitled to incur Indebtedness secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the notes; or

(4) Energy Transfer or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of Energy Transfer or any of its Subsidiaries that is not subordinated to the notes or any guarantee, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of Energy Transfer or its Subsidiaries.

Notwithstanding the foregoing, Energy Transfer may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the preceding paragraph provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness (other than the notes) secured by liens other than Permitted Liens upon Principal Properties, does not exceed 10% of Consolidated Net Tangible Assets.

Reports. So long as any notes are outstanding, Energy Transfer will:

•	for as long as it is required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after it is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act;

•	if it is not required to file reports with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after it would have been required to file with the SEC, financial statements (and with respect to annual reports, an auditors’ report by a firm of established national reputation) and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what it would have been required to file with the SEC had it been subject to the reporting requirements of the Exchange Act; and

•	if it is required to furnish annual or quarterly reports to its equity holders pursuant to the Exchange Act, file these reports with the trustee.

Merger, Consolidation or Sale of Assets. Energy Transfer shall not consolidate with or merge into any Person or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any Person unless:

(1) the Person formed by or resulting from any such consolidation or merger or to which such assets have been transferred (the “successor”) is Energy Transfer or expressly assumes by supplemental indenture all of Energy Transfer’s obligations and liabilities under the indenture and the notes;

(2) the successor is organized under the laws of the United States, any state or the District of Columbia;

(3) immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing; and

(4) Energy Transfer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the indenture.

The successor will be substituted for Energy Transfer in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of Energy Transfer under the indenture. If Energy Transfer conveys or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the indenture and under the notes except that no such release will occur in the case of a lease of all or substantially all of its assets.

Events of Default

Each of the following is an “Event of Default” under the indenture with respect to the notes of each series:

(1) a default in any payment of interest on such notes when due that continues for 30 days;

(2) a default in the payment of principal of or premium, if any, on such notes when due at their stated maturity, upon redemption, upon declaration or otherwise;

(3) a failure by Energy Transfer or any Subsidiary Guarantor to comply with its other covenants or agreements in the indenture for 60 days after written notice of default given by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;

(4) certain events of bankruptcy, insolvency or reorganization of Energy Transfer or any Subsidiary Guarantor as more fully described in the indenture (the “bankruptcy provisions”);

(5) any guarantee of a Subsidiary Guarantor ceases to be in full force and effect, is declared null and void or is found to be invalid in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the indenture or its guarantee; or

(6) any Indebtedness of Energy Transfer or any Subsidiary Guarantor is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25,000,000.

An Event of Default for the notes will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture, and an Event of Default for any such other series of debt securities will not necessarily constitute an Event of Default for any series of the notes. Further, an event of default under other indebtedness of Energy Transfer or its Subsidiaries will not necessarily constitute a Default or an Event of Default for the notes. If an Event of Default (other than an Event of Default described in clause (4) above) with respect to the notes of any series occurs and is continuing, the trustee by notice to Energy Transfer, or the holders of at least 25% in principal amount of the outstanding notes of such series by notice to Energy Transfer and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes of such series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. The indenture provides that if an Event of Default described in clause (4) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the notes will become and be immediately due and payable without any declaration of acceleration, notice or other act on the part of the trustee or any holders. However, the effect of such provision may be limited by applicable law.

The holders of a majority in principal amount of the outstanding notes of the applicable series may, by written notice to the trustee, rescind any acceleration with respect to the notes of such series and annul its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to the notes of such series, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders have offered to the trustee reasonable indemnity or security against any cost, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of notes may pursue any remedy with respect to the indenture or the notes, unless:

(1) such holder has previously given the trustee notice that an Event of Default with respect to the notes is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes of the applicable series have requested in writing that the trustee pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any cost, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes of the applicable series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes of the applicable series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee with respect to the notes of such series. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of notes or that would involve the trustee in personal liability.

The indenture provides that if a Default (that is, an event that is, or after notice or the passage of time would be, an Event of Default) with respect to the notes occurs and is continuing and is known to the trustee, the trustee must mail to each holder of notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, and premium, if any, or interest on the notes, the trustee may withhold such notice, but only if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders of notes. In addition, Energy Transfer is required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate as to compliance with all covenants under the indenture and indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. Energy Transfer also is required to deliver to the trustee, within 30 days after the occurrence thereof, an officers’ certificate specifying any Default or Event of Default, its status and what action Energy Transfer is taking or proposes to take in respect thereof.

Amendments and Waivers

Amendments of the indenture may be made by Energy Transfer, the Subsidiary Guarantors, if any, and the trustee with the written consent of the holders of a majority in principal amount of the debt securities of each affected series then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for debt securities). However, without the consent of each holder of an affected note, no amendment may, among other things:

(1) reduce the percentage in principal amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) reduce the premium payable upon the redemption of any note as described above under “—Optional Redemption;”

(5) make any notes payable in money other than U.S. dollars;

(6) impair the right of any holder to receive payment of the principal of and premium, if any, and interest on such holder’s note or to institute suit for the enforcement of any payment on or with respect to such holder’s note;

(7) waive a Continuing Default (as defined in the indenture) or Event of Default in the payment of principal and premium, if any, and interest with respect to such holder’s note;

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(9) release any security that may have been granted in respect of the notes other than in accordance with the indenture; or

(10) release the guarantee of any Subsidiary Guarantor other than in accordance with the indenture or modify its guarantee in any manner adverse to the holders.

The holders of a majority in principal amount of the outstanding notes of any series may waive compliance by Energy Transfer with certain restrictive covenants on behalf of all holders of notes of such series, including those described under “—Certain Covenants—Limitations on Liens” and “—Certain Covenants—Restriction on Sale-Leasebacks.” The holders of a majority in principal amount of the outstanding notes of any series, on behalf of all such holders, may waive any past or existing default or Event of Default with respect to the notes of such series (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a default or Event of Default in the payment of principal, premium or interest or in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected. A waiver by the holders of notes of any series of compliance with a covenant, a default or an Event of Default will not constitute a waiver of compliance with such covenant or such default or Event of Default with respect to any other series of debt securities issued under the indenture to which such covenant, default or Event of Default applies.

Without the consent of any holder, Energy Transfer, the Subsidiary Guarantors, if any, and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of Energy Transfer under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes;

(4) provide for the addition of any Subsidiary as a Subsidiary Guarantor, or to reflect the release of any Subsidiary Guarantor, in either case as provided in the indenture;

(5) secure the notes or a guarantee;

(6) add to the covenants of Energy Transfer or any Subsidiary Guarantor for the benefit of the holders or surrender any right or power conferred upon Energy Transfer or any Subsidiary Guarantor;

(7) add any additional Events of Default;

(8) make any change that does not adversely affect the rights under the indenture of any holder;

(9) supplement any of the provisions of the indenture to facilitate the defeasance and discharge of notes pursuant to the terms of the indentures;

(10) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; and

(11) provide for a successor trustee.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the holders under the indenture becomes effective, Energy Transfer is required to mail to all holders of notes a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance and Discharge

Energy Transfer at any time may terminate all its obligations under the indenture as they relate to the notes of any series (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer of or exchange the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

Energy Transfer at any time may terminate its obligations under the covenants described under “—Certain Covenants” (other than “Merger, Consolidation or Sale of Assets”) and the bankruptcy provisions with respect to each Subsidiary Guarantor, the guarantee provision and the cross-acceleration provision described under “—Events of Default” above with respect to the notes of any series (“covenant defeasance”).

Energy Transfer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Energy Transfer exercises its legal defeasance option, payment of the notes of the applicable series may not be accelerated because of an Event of Default. If Energy Transfer exercises its covenant defeasance option for the notes, payment of the notes of the applicable series may not be accelerated because of an Event of Default specified in clause (3), (4) (with respect only to a Subsidiary Guarantor), (5) or (6) under “—Events of Default” above. If Energy Transfer exercises either its legal defeasance option or its covenant defeasance option, each guarantee will terminate with respect to the notes of the applicable series and any security that may have been granted with respect to the notes of the applicable series will be released.

In order to exercise either defeasance option, Energy Transfer must irrevocably deposit in trust (the “defeasance trust”) with the trustee money, U.S. Government Obligations (as defined in the indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the notes of the applicable series to redemption or stated maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In the event of any legal defeasance, holders of the notes of the applicable series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their notes until maturity.

Although the amount of money and U.S. Government Obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the notes at the time of their stated maturity, if Energy Transfer exercises its covenant defeasance option for the notes and the notes are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. Energy Transfer would remain liable for such payments, however.

In addition, Energy Transfer may discharge all its obligations under the indenture with respect to the notes of any series, other than its obligation to register the transfer of and exchange notes, provided that either:

•	it delivers all outstanding notes of such series to the trustee for cancellation; or

•	all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point, it has deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date.

Book-Entry System

We have obtained the information in this section concerning The Depository Trust Company (“DTC”) and its book-entry systems and procedures from DTC, but we take no responsibility for the accuracy of this information. In addition, the description in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

Each series of the notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes through DTC either as a participant in DTC or indirectly through organizations that are participants in DTC.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

The Depository Trust Company. DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC has advised us as follows: DTC is

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants. Access to the DTC system is also available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

Purchases of notes under DTC’s system must be made by or through direct participants, who will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format. Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We, the underwriters and the trustee under the indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. We, the underwriters and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to, or payments made on account of, beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC has agreed to the foregoing procedures in order to facilitate transfers of the notes among its participants. However, DTC is under no obligation to perform or continue to perform those procedures, and may discontinue those procedures at any time.

Concerning the Trustee

The indenture contains certain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act after a default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

If an Event of Default occurs and is not cured or waived, the trustee is required to exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes unless they have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities it may incur.

U.S. Bank National Association is the trustee under the indenture and has been appointed by Energy Transfer as registrar and paying agent with regard to the notes. The trustee’s address is 5555 San Felipe, Suite 1150, Houston, Texas 77056. The trustee and its affiliates maintain commercial banking and other relationships with Energy Transfer.

No Personal Liability of Directors, Officers, Employees, Limited Partners and Shareholders

The directors, officers, employees and limited partners of Energy Transfer and the General Partner will not have any personal liability for our obligations under the indenture or the notes. Each holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes.

Governing Law

The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of Energy Transfer and its consolidated Subsidiaries after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of Energy Transfer and its consolidated Subsidiaries for Energy Transfer’s most recently completed fiscal quarter for which financial statements have been filed with the SEC, prepared in accordance with generally accepted accounting principles.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of October 27, 2011, among Energy Transfer, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents and lenders party thereto, and as further amended, restated, refinanced, replaced or refunded from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“General Partner” means Energy Transfer Partners GP, L.P., a Delaware limited partnership, and its successors as general partner of Energy Transfer.

“Indebtedness” of any Person at any date means any obligation created or assumed by such Person for the repayment of borrowed money or any guaranty thereof.

“Permitted Liens” means:

(1) liens upon rights-of-way for pipeline purposes;

(2) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto and which do not in the aggregate materially adversely affect the value of the properties encumbered thereby or materially impair their use in the operation of the business of Energy Transfer and its Subsidiaries;

(3) rights reserved to or vested by any provision of law in any municipality or public authority to control or regulate any of the properties of Energy Transfer or any Subsidiary or the use thereof or the rights and interests of Energy Transfer or any Subsidiary therein, in any manner under any and all laws;

(4) rights reserved to the grantors of any properties of Energy Transfer or any Subsidiary, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;

(5) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not more than sixty (60) days past due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

(6) any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(7) liens for taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity or amount of which is being contested at the time by Energy Transfer or any of its Subsidiaries in good faith by appropriate proceedings;

(8) liens of, or to secure performance of, leases, other than capital leases;

(9) any lien in favor of Energy Transfer or any Subsidiary;

(10) any lien upon any property or assets of Energy Transfer or any Subsidiary in existence on the date of the initial issuance of the notes;

(11) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(12) liens in favor of any person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute, provided that such obligations do not constitute Indebtedness; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations, and other obligations of a like nature incurred in the ordinary course of business;

(13) any lien upon any property or assets created at the time of acquisition of such property or assets by Energy Transfer or any of its Subsidiaries or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

(14) any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Indebtedness incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(15) any lien upon any property or assets existing thereon at the time of the acquisition thereof by Energy Transfer or any of its Subsidiaries and any lien upon any property or assets of a Person existing thereon at the time such Person becomes a Subsidiary of Energy Transfer by acquisition, merger or otherwise; provided that, in each case, such lien only encumbers the property or assets so acquired or owned by such Person at the time such Person becomes a Subsidiary;

(16) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which Energy Transfer or the applicable Subsidiary has not exhausted its appellate rights;

(17) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (16) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of Energy Transfer or its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

(18) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Indebtedness of Energy Transfer or any of its Subsidiaries.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means, whether owned or leased on the date of the initial issuance of the notes or thereafter acquired:

(1) any pipeline assets of Energy Transfer or any of its Subsidiaries, including any related facilities employed in the gathering, transportation, distribution, storage or marketing of natural gas, refined petroleum products, natural gas liquids and petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

(2) any processing, compression, treating, blending or manufacturing plant or terminal owned or leased by Energy Transfer or any of its Subsidiaries that is located in the United States or any territory or political subdivision thereof, except in the case of either of the preceding clause (1) or this clause (2):

(a) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

(b) any such assets which, in the opinion of the board of directors of the General Partner are not material in relation to the activities of Energy Transfer and its Subsidiaries taken as a whole.

“Restricted Subsidiary” means any Subsidiary owning or leasing, directly or indirectly through ownership in another Subsidiary, any Principal Property.

“Subsidiary” means, with respect to any Person, any corporation, association or business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partners’ equity interests (considering all partners’ equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

“Subsidiary Guarantor” means each Subsidiary of Energy Transfer that guarantees the notes pursuant to the terms of the indenture but only so long as such Subsidiary is a guarantor with respect to the notes on the terms provided for in the indenture.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated and proposed thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We cannot assure you that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

This discussion is limited to persons purchasing the notes in this offering for cash at their “issue price” (the first price at which a substantial amount of the issue of notes is sold to purchasers other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) and holding the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws or the Medicare tax on investment income) and any applicable state, local or foreign tax laws are not discussed. In addition, this discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s particular circumstances, or to holders subject to special rules, including, without limitation:

•	dealers in securities or currencies;

•	traders in securities, commodities or currencies;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other risk reduction transaction;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	banks, insurance companies and other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships, S corporations or other pass-through entities; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of the partners in the partnership generally will depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their tax advisors as to the specific tax consequences to them of acquiring, holding and disposing of the notes.

Investors considering the purchase of notes should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, ownership or disposition of the notes under U.S. federal estate or gift tax laws, and the applicability and effect of state, local or foreign tax laws and tax treaties.

Consequences to U.S. Holders

The following is a summary of certain U.S. federal income tax considerations that will apply to you if you are a “U.S. holder” of the notes. The term “U.S. holder” means a beneficial owner of a note who or which is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity that is taxable as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payments of Interest

Stated interest paid or accrued on the notes generally will be taxable to you as ordinary income at the time such interest is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Disposition of Notes

You will recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference, if any, between:

•	the amount realized upon the disposition of the note (less any amount attributable to accrued but unpaid interest, which will be taxable as interest to the extent not already included in income); and

•	your adjusted tax basis in the notes.

Your adjusted tax basis in a note generally will equal the amount that you paid for the note. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the note for more than one year. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced rate of tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

You may be subject to information reporting on interest on the notes and on the proceeds received upon the sale or other disposition (including a retirement or redemption) of the notes, and backup withholding also may apply to payments of such amounts. Certain U.S. holders are generally not subject to information reporting or backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

•	fail to furnish a taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed properly to report payments of interest or dividends; or

•	fail to certify under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and you may use amounts withheld as a credit against your U.S. federal income tax liability, if any, or you may claim a refund if you timely provide certain information to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of certain U.S. federal income tax considerations that will apply to you if you are a “non-U.S. holder” of the notes. A “non-U.S. holder” is a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. holder.

Payments of Interest

Subject to the discussion of backup withholding and FATCA withholding below, interest paid on a note to you that is not effectively connected with your conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	you do not directly, indirectly, or constructively, own 10% or more of our capital or profits interests;

•	you are not a “controlled foreign corporation” that is related to us through actual or constructive capital or profits interest ownership and you are not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	either (1) you certify in a statement provided to the applicable withholding agent, under penalties of perjury, that you are not a “United States person” within the meaning of the Code and provide your name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on your behalf certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and you, has received from you a statement, under penalties of perjury, that you are not a United States person and you provide the applicable withholding agent with a copy of such statement, or (3) you hold your note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, you may be entitled to a reduction in or an exemption from withholding tax on interest if you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and your country of residence, or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If interest paid to you is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, you also maintain a U.S. permanent establishment to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided you provide the appropriate certification), you generally will be subject to U.S. federal income tax on such interest in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, such interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Sale, Exchange, or Disposition of the Notes

Subject to the discussion of backup withholding and FATCA withholding below, any gain realized by you on the sale, exchange, retirement, redemption or other disposition of a note generally will not be subject to U.S. federal income tax (other than any amount allocable to accrued and unpaid interest, which generally will be taxable as interest and may be subject to the rules discussed above in “Consequences to Non-U.S. Holders—Payments of Interest) unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is also attributable to your permanent establishment in the United States); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you recognize gain described in the first bullet point above, you will be required to pay U.S. federal income tax on the net gain derived from the sale generally in the same manner as if you were a U.S. holder, and if you are a foreign corporation, you may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). If you are a non-U.S. holder described in the second bullet point above, you will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale or other disposition of the note, which may be offset by certain U.S. source capital losses, even though you are not considered a resident of the United States.

You should consult your tax advisor regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

You generally will not be subject to backup withholding and information reporting with respect to payments of interest on the notes if you have provided the statement described above under “—Consequences to Non-U.S. Holders—Payments of Interest” and the applicable withholding agent does not have actual knowledge or reason to know that you are a “United States person,” within the meaning of the Code. In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note (including a retirement or redemption of a note) within the United States or conducted through certain U.S.-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability, if any, or you may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of interest on a note and will apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult their tax advisor regarding the particular federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement by and among us and the underwriters named below, for whom Citigroup Global Markets Inc., RBC Capital Markets, LLC and UBS Securities LLC are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of the notes indicated in the following table.

Underwriter	Principal Amount of 2025 Notes	Principal Amount of 2035 Notes	Principal Amount of 2045 Notes
Citigroup Global Markets Inc.	$150,000,000	$75,000,000	$150,000,000
RBC Capital Markets, LLC	150,000,000	75,000,000	150,000,000
UBS Securities LLC	150,000,000	75,000,000	150,000,000
BBVA Securities Inc.	65,000,000	32,500,000	65,000,000
DNB Markets, Inc.	65,000,000	32,500,000	65,000,000
Mitsubishi UFJ Securities (USA), Inc.	45,000,000	22,500,000	45,000,000
Mizuho Securities USA Inc.	45,000,000	22,500,000	45,000,000
SunTrust Robinson Humphrey, Inc.	45,000,000	22,500,000	45,000,000
U.S. Bancorp Investments, Inc.	45,000,000	22,500,000	45,000,000
BNP Paribas Securities Corp.	30,000,000	15,000,000	30,000,000
Credit Agricole Securities (USA) Inc.	30,000,000	15,000,000	30,000,000
HSBC Securities (USA) Inc.	30,000,000	15,000,000	30,000,000
ING Financial Markets LLC	30,000,000	15,000,000	30,000,000
Banca IMI S.p.A.	30,000,000	15,000,000	30,000,000
Natixis Securities Americas LLC	30,000,000	15,000,000	30,000,000
PNC Capital Markets LLC	30,000,000	15,000,000	30,000,000
SMBC Nikko Securities America, Inc.	30,000,000	15,000,000	30,000,000

Total	$1,000,000,000	$500,000,000	$1,000,000,000

Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then they are obligated to take and pay for all the notes.

The notes are new issues of securities with no established trading market. We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market for each series of the notes, but they have no obligation to do so and may discontinue market-making at any time without providing any notice. No assurance can be given as to the liquidity of any trading markets for the notes.

Notes sold by the underwriters to the public will initially be offered at the public offering prices set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 0.45% of the principal amount of the 2025 notes, 0.50% of the principal amount of the 2035 notes and 0.50% of the principal amount of the 2045 notes to certain other dealers. The underwriters may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the 2025 notes, 0.25% of the principal amount of the 2035 notes and 0.25% of the principal amount of the 2045 notes on sales to certain other dealers. After the initial offering of the notes to the public, the underwriters may change the offering price and other selling terms.

The following table summarizes the compensation to be paid by us to the underwriters:

	Per Note due 2025	Total	Per Note due 2035	Total	Per Note due 2045	Total
Underwriting discount paid by us	0.650%	$6,500,000	0.875%	$4,375,000	0.875%	$8,750,000

We estimate that the total expenses of this offering to be paid by us, excluding underwriting discounts, will be approximately $0.5 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress. These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We expect delivery of the notes will be made against payment therefor on or about March 12, 2015, which will be the fifth business day following the date of pricing of the notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of Citigroup Global Markets Inc., RBC Capital Markets, LLC, UBS Securities LLC, BBVA Securities Inc., DNB Markets, Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc., Banca IMI S.p.A., BNP Paribas Securities Corp., Credit Agricole Securities (USA) Inc., HSBC Securities (USA) Inc., ING Financial Markets LLC, PNC Capital Markets LLC and SMBC Nikko Securities America, Inc. are lenders and agents under our revolving credit facility. These affiliates will receive their respective share of the repayment by us of amounts outstanding under our revolving credit facility with the net proceeds of this offering. Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the notes offered in this prospectus supplement will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Energy Transfer Partners, L.P. and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The report of Ernst & Young LLP, independent registered public accountants, appearing in Energy Transfer Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference in this prospectus supplement with respect to the consolidated financial statements of Sunoco Logistics Partners L.P. as of December 31, 2012 and for the period from October 5, 2012 to December 31, 2012, has been so incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

The reports of Ernst & Young LLP, independent registered public accounting firm, appearing in Energy Transfer Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference in this prospectus supplement with respect to the consolidated financial statements of Sunoco LP and Susser Holdings Corporation as of December 31, 2014 and for the period from September 1, 2014 to December 31, 2014, have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Regency Energy Partners LP and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Midcontinent Express Pipeline LLC as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, included in Exhibit 99.3 of Regency Energy Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in this prospectus supplement in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.energytransfer.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Additionally, you can obtain information about us through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common units are listed.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC.

We incorporate by reference in this prospectus supplement the documents listed below:

•	our annual report on Form 10-K for the year ended December 31, 2014;

•	our current reports on Form 8-K filed January 26, 2015 (3), January 30, 2015, February 2, 2015, February 5, 2015, February 17, 2015, February 19, 2015, February 25, 2015 and March 2, 2015 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current reports on Form 8-K or 8-K/A); and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of this offering.

You may obtain any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement and the accompanying prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.energytransfer.com, or by writing or calling us at the address set forth below. Information on our website is not incorporated into this prospectus supplement, the accompanying prospectus or our other securities filings and is not a part of this prospectus supplement or the accompanying prospectus.

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, TX 75219

Attention: Thomas P. Mason

Telephone: (214) 981-0700

Prospectus

ENERGY TRANSFER PARTNERS, L.P.

Common Units

Debt Securities

We may offer and sell the common units representing limited partner interests and debt securities of Energy Transfer Partners, L.P. as described in this prospectus from time to time in one or more classes or series and in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these common units and debt securities and the general manner in which we will offer the common units and debt securities. The specific terms of any common units and debt securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the common units and debt securities.

Investing in our common units and debt securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors described under “Risk Factors” beginning on page 4 of this prospectus before you make an investment in our securities.

Our common units are traded on the New York Stock Exchange, or the NYSE, under the symbol “ETP.” We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 5, 2015.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Energy Transfer Partners, L.P. and the securities. Each time we sell securities with this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. Before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.” To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision. Unless the context requires otherwise, all references in this prospectus to “we,” “us,” “ETP,” the “Partnership” and “our” refer to Energy Transfer Partners, L.P., and its operating partnerships and their subsidiaries. References to “ETP GP,” “our general partner” or “the general partner” refer to Energy Transfer Partners GP, L.P. References to “ETP LLC” refer to Energy Transfer Partners, L.L.C., the general partner of our general partner. References to “ETE” refer to Energy Transfer Equity, L.P., the owner of ETP LLC.

ENERGY TRANSFER PARTNERS, L.P.

We are one of the largest publicly traded master limited partnerships in the United States in terms of equity market capitalization (approximately $21 billion as of February 18, 2015). We are managed by our general partner, ETP GP, and ETP GP is managed by its general partner, ETP LLC, which is owned by ETE, another publicly traded master limited partnership. The primary activities in which we are engaged, all of which are in the United States, are as follows:

•	Natural gas operations, including the following:

•	natural gas midstream and intrastate transportation and storage; and

•	interstate natural gas transportation and storage.

•	NGL transportation, storage and fractionation services.

•	Refined product and crude oil operations, including the following:

•	refined product and crude oil transportation; and

•	retail marketing of gasoline and middle distillates.

Our principal executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219, and our telephone number at that location is (214) 981-0700.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” “will” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	the volumes transported on our pipelines and gathering systems;

•	the level of throughput in our natural gas processing and treating facilities;

•	the fees we charge and the margins we realize for our gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas and natural gas liquids, or NGLs;

•	energy prices generally;

•	the general level of petroleum product demand and the availability and price of NGL supplies;

•	the level of domestic oil and natural gas production;

•	the availability of imported oil and natural gas;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and NGLs;

•	availability of local, intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to our interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, treating, processing and transporting of natural gas and NGLs that may not be fully covered by insurance;

•	competition from other midstream companies and interstate pipeline companies;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third-party pipelines that connect with our pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of our liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by our customers;

•	regulatory, environmental, political and legal uncertainties that may affect the timing and cost of our internal growth projects, such as our construction of additional pipeline systems;

•	risks associated with the construction of new pipelines and treating and processing facilities or additions to our existing pipelines and facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and our ability to access certain capital sources;

•	a deterioration of the credit and capital markets;

•	risks associated with the assets and operations of entities in which we own less than a controlling interests, including risks related to management actions at such entities that we may not be able to control or exert influence;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses;

•	changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations; and

•	the costs and effects of legal and administrative proceedings.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein.

All forward-looking statements, expressed or implied, included herein are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in or incorporated by reference into this prospectus, including those in our most recent Annual Report on Form 10-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

Our general partner may, in its sole discretion, approve the issuance of partnership securities and specify the terms of such partnership securities.

Pursuant to our partnership agreement, our general partner has the ability, in its sole discretion and without the approval of the unitholders, to approve the issuance of securities by ETP at any time and to specify the terms and conditions of such securities. The securities authorized to be issued may be issued in one or more classes or series, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership securities), as shall be determined by our general partner, including:

•	the right to share in our profits and losses;

•	the right to share in our distributions;

•	the rights upon dissolution and liquidation of us;

•	whether, and the terms upon which, we may redeem the securities;

•	whether the securities will be issued, evidenced by certificates and assigned or transferred; and

•	the right, if any, of the security to vote on matters relating to us, including matters relating to the relative rights, preferences and privileges of such security.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities for general partnership purposes, which may include repayment of indebtedness, the acquisition of businesses and other capital expenditures and additions to working capital.

Any allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated therein:

	Years Ended December 31,
	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges	2.39	2.45	3.22	1.88	2.77

For these ratios “earnings” is the amount resulting from adding the following items:

•	pre-tax income from continuing operations, before minority interest and equity in earnings of affiliates;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	fixed charges.

The term “fixed charges” means the sum of the following:

•	interest expensed;

•	interest capitalized;

•	amortized debt issuance costs; and

•	estimated interest element of rentals.

DESCRIPTION OF UNITS

As of February 18, 2015, there were approximately 512,519 individual common unitholders, which includes common units held in street name. Our common units represent limited partner interests in us that entitle the holders to the rights and privileges specified in our Second Amended and Restated Agreement of Limited Partnership. As of February 18, 2015, our general partner owned an approximate 1% general partner interest in us, and the holders of common units, Class E units, Class G units and Class H units collectively owned an approximate 99% limited partner interest in us.

Common Units, Class E Units and Class G Units

As of February 18, 2015, we had 357,487,778 common units outstanding, of which 326,646,709 were held by the public, including approximately 615,000 common units held by our officers and directors, and 30,841,069 common units held by ETE. Our common units are listed for trading on the NYSE under the symbol “ETP.” The common units are entitled to distributions of available cash as described below under “Cash Distribution Policy.”

There are currently 8,853,832 Class E units outstanding, all of which were issued in conjunction with our purchase of the capital stock of Heritage Holdings, Inc., or Heritage Holdings, in January 2004, and are owned by Heritage Holdings. The Class E units generally do not have any voting rights. These Class E units are entitled to aggregate cash distributions equal to 11.1% of the total amount of cash distributed to all unitholders, including the Class E unitholders, up to $1.41 per unit per year. Although no plans are currently in place, management may evaluate whether to retire some or all of the Class E units at a future date.

In conjunction with the merger of ETP and Sunoco, Inc., we amended our partnership agreement to create the Class F units. The number of Class F units issued was determined at the closing of the merger of ETP and Sunoco, Inc. and equaled 90.7 million, which included 40 million Class F units issued in exchange for cash contributed by Sunoco Inc. to us immediately prior to or concurrent with the closing of the merger of ETP and Sunoco, Inc. The Class F units generally did not have any voting rights. The Class F units were entitled to aggregate cash distributions equal to 35% of the total amount of cash generated by us and our subsidiaries, other than Holdco, and available for distribution, up to a maximum of $3.75 per Class F unit per year. In April 2013, all of the outstanding Class F units were exchanged for Class G units on a one-for-one basis. The Class G units have terms that are substantially the same as the Class F units, with the principal difference between the Class G units and the Class F units being that allocations of depreciation and amortization to the Class G units for tax purposes are based on a predetermined percentage and are not contingent on whether ETP has net income or loss.

Class H Units and Class I Units

Currently Outstanding

Pursuant to an Exchange and Redemption Agreement previously entered into between ETP, ETE and ETE Common Holdings, LLC, or ETE Holdings, ETP redeemed and cancelled 50.2 million of its common units representing limited partner interests owned by ETE Holdings on October 31, 2013 in exchange for the issuance by ETP to ETE Holdings of a new class of limited partner interest in ETP, the Class H units, which are generally entitled to (i) allocations of profits, losses and other items from ETP corresponding to 50.05% of the profits, losses, and other items allocated to ETP by Sunoco Partners LLC, or Sunoco Partners, with respect to the incentive distribution rights, or IDRs, and general partner interest in Sunoco Logistics held by Sunoco Partners, (ii) distributions from available cash at ETP for each quarter equal to 50.05% of the cash distributed to ETP by Sunoco Partners with respect to the IDRs and general partner interest in Sunoco Logistics Partners L.P., or Sunoco Logistics, held by Sunoco Partners for such quarter and, to the extent not previously distributed to holders of the Class H units, for any previous quarters.

Pending Transaction

In December 2014, ETP and ETE announced the final terms of a transaction, whereby ETE will transfer 30.8 million ETP common units, ETE’s 45% interest in the Bakken pipeline project, and $879 million in cash in exchange for 30.8 million newly issued Class H Units of ETP that, when combined with the 50.2 million previously issued Class H Units, generally entitle ETE to receive 90.05% of the cash distributions and other economic attributes of the general partner interest and IDRs of Sunoco Logistics. We refer to this transaction as the Bakken Pipeline Transaction. In connection with this transaction, ETP will also issue 100 Class I Units, as described below. In addition, ETE and ETP agreed to reduce the IDR subsidies that ETE previously agreed to provide to ETP, with such reductions occurring in 2015 and 2016.

In connection with the Bakken Pipeline Transaction, ETP will also issue 100 Class I Units. The Class I Units will be generally entitled to: (i) pro rata allocations of gross income or gain until the aggregate amount of such items allocated to the holders of the Class I Units for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class I Units and (ii) after making cash distributions to Class H Units, any additional available cash deemed to be either operating surplus or capital surplus with respect to any quarter will be distributed to the Class I Units in an amount equal to the excess of the distribution amount set forth in our partnership agreement, as amended, for such quarter over the cumulative amount of available cash previously distributed commencing with the quarter ending March 31, 2015 until the quarter ending December 31, 2016. The impact of (i) the IDR subsidy adjustments and (ii) the Class I Unit distributions, along with the currently effective IDR subsidies, is included in the table below under “Cash Distribution Policy – IDR Subsidies and Other Distribution Adjustments” in the column titled “Pro Forma for Class H and Class I Units.”

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion, without the approval of the unitholders. Any such additional partnership securities may be senior to the common units.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of the general partner, have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, our general partner has the right to make additional capital contributions to the extent necessary to maintain its then-existing general partner interest in us. In the event that our general partner does not make its proportionate share of capital contributions to us based on its then-current general partner interest percentage, its general partner percentage will be proportionately reduced in the manner specified in our partnership agreement. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Unitholder Approval

The following matters require the approval of the majority of the outstanding common units, including the common units owned by the general partner and its affiliates:

•	a merger of our partnership;

•	a sale or exchange of all or substantially all of our assets;

•	dissolution or reconstitution of our partnership upon dissolution;

•	certain amendments to the partnership agreement; and

•	the transfer to another person of the incentive distribution rights at any time, except for transfers to affiliates of the general partner or transfers in connection with the general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to, another person.

The removal of our general partner requires the approval of not less than 66 2/3% of all outstanding units, including units held by our general partner and its affiliates. Any removal is subject to the election of a successor general partner by the holders of a majority of the outstanding common units, including units held by our general partner and its affiliates.

Amendments to Our Partnership Agreement

Amendments to our partnership agreement may be proposed only by our general partner. Certain amendments require the approval of a majority of the outstanding common units, including common units owned by the general partner and its affiliates. Any amendment that materially and adversely affects the rights or preferences of any class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the class of partnership interests so affected. Our partnership agreement also provides that, without the consent of holders of a majority of the Class H units, we will not (i) amend or modify the provisions of our partnership agreement setting forth the terms of the Class H units or (ii) authorize the issuance of any class or series of equity securities in ETP that are senior to or on parity with the Class H units or that have allocation rights that are senior to or on parity with allocations with respect to “Net Termination Gain” as defined and provided for in our partnership agreement. Our general partner may make amendments to our partnership agreement without unitholder approval to reflect:

•	a change in our name, the location of our principal place of business or our registered agent or office;

•	the admission, substitution, withdrawal or removal of partners;

•	a change to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability or to ensure that neither we nor our operating partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change that does not adversely affect our unitholders in any material respect;

•	a change (i) that is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, or (B) facilitate the trading of common units or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the common units are or will be listed for trading, (ii) that is necessary or advisable in connection with action taken by our general partner with respect to subdivision and combination of our securities or (iii) that is required to effect the intent expressed in our partnership agreement;

•	a change in our fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in our fiscal year or taxable year;

•	an amendment that is necessary to prevent us, or our general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•	an amendment that is necessary or advisable in connection with the authorization or issuance of any class or series of our securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with our partnership agreement;

•	an amendment that is necessary or advisable to reflect, account for and deal with appropriately our formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than our operating partnership, in connection with our conduct of activities permitted by our partnership agreement;

•	a merger or conveyance to effect a change in our legal form; or

•	any other amendment substantially similar to the foregoing.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. In addition, if our general partner is removed as our general partner under circumstances where cause does not exist, our general partner will have the right to receive cash in exchange for its partnership interest as a general partner in us, its partnership interest as the general partner of any member of the Energy Transfer partnership group and its incentive distribution rights. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of the majority of our outstanding common units, including those held by our general partner and its affiliates.

While our partnership agreement limits the ability of our general partner to withdraw, it allows the general partner interest to be transferred if, among other things, the transferee assumes the rights and duties of our general partner, furnishes an opinion of counsel regarding limited liability and tax matters and agrees to purchase all (or the appropriate portion thereof, if applicable) of our general partner’s general partner interest in us and any of our subsidiaries. In addition, our partnership agreement expressly permits the sale, in whole or in part, of the ownership of our general partner. Our general partner may also transfer, in whole or in part, any common units it owns.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continue as a new limited partnership, the person authorized to wind up our affairs, also known as the liquidator, will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in their respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Limited Call Right

If at any time less than 20% of the total limited partner interests of any class are held by persons other than our general partner and its affiliates, our general partner will have the right to acquire all, but not less than all, of those common units at a price no less than their then-current market price. As a consequence, a unitholder may be required to sell his common units at an undesirable time or price. Our general partner may assign this purchase right to any of its affiliates or us.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify our general partner, its affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer by reason of their status as general partner, officer or director, as long as the person seeking indemnity acted in good faith and in a manner believed to be in or not opposed to our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Any indemnification under these provisions will only be out of our assets. Our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to effectuate any indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Listing

Our outstanding common units are listed on the NYSE under the symbol “ETP.” Any additional common units we issue also will be listed on the NYSE.

Transfer Agent and Registrar

The transfer agent and registrar for the common units is American Stock Transfer & Trust Company.

Transfer of Common Units

Each purchaser of common units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that such person has the capacity, power and authority to enter into the partnership agreement;

•	grants to our general partner the power of attorney to execute and file documents required for our existence and qualification as a limited partnership, the amendment of the partnership agreement, our dissolution and liquidation, the admission, withdrawal, removal or substitution of partners, the issuance of additional partnership securities and any merger or consolidation of the partnership; and

•	makes the consents and waivers contained in the partnership agreement, including the waiver of the fiduciary duties of the general partner to unitholders as described in “Risk Factors—Risks Related to Conflicts of Interests—Our partnership agreement limits our General Partner’s fiduciary duties to our Unitholders and restricts the remedies available to Unitholders for actions taken by our General Partner that might otherwise constitute breaches of fiduciary duty” included in our Annual Report on Form 10-K for the year ended December 31, 2014.

An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Although the general partner has no current intention of doing so, it may withhold its consent in its sole discretion. An assignee who is not admitted as a limited partner will remain an assignee. An assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Furthermore, our general partner will vote and exercise other powers attributable to common units owned by an assignee at the written direction of the assignee.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in our partnership for the purchased common units. A purchaser of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the purchased common units.

Thus, a purchaser of common units who does not execute and deliver a transfer application:

•	will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or NYSE regulations.

Status as Limited Partner or Assignee

Except as described under “—Limited Liability,” the common units will be fully paid, and the unitholders will not be required to make additional capital contributions to us.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement, constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as the general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if after the distribution all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of our partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to our partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from our partnership agreement.

Our subsidiaries currently conduct business in more than 40 states. To maintain the limited liability of our limited partners, we may be required to comply with legal requirements in the jurisdictions in which our subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that any of our subsidiaries were conducting business in any state without compliance with the applicable limited partnership statute, or that our rights with respect to any such subsidiary constituted “participation in the control” of any such subsidiary’s business for purposes of the statutes of any relevant jurisdiction, then we could be held personally liable for such subsidiary’s obligations under the law of that jurisdiction.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

If authorized by our general partner, any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates, owns, in the aggregate, beneficial ownership of 20% or more of the common units then outstanding, the person or group will lose voting rights on all of its common units and its common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. Reporting for tax purposes is done on a calendar year basis.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

CASH DISTRIBUTION POLICY

Following is a description of the relative rights and preferences of holders of our common units in and to cash distributions. The information presented in this section assumes that our general partner continues to make capital contributions to us to maintain its 1% general partner interest in us.

Distributions of Available Cash

General. We will distribute all of our “available cash” to our unitholders and our general partner within 45 days following the end of each fiscal quarter.

Definition of Available Cash. Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law or any debt instrument or other agreement (including reserves for future capital expenditures and for our future credit needs); or

•	provide funds for distributions to unitholders and our general partner in respect of any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facilities and in all cases are used solely for working capital purposes or to pay distributions to partners.

Operating Surplus and Capital Surplus

General. All cash distributed to our unitholders is characterized as either “operating surplus” or “capital surplus.” We distribute available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus. Operating surplus for any period generally means:

•	our cash balance on the closing date of our initial public offering in 1996; plus

•	$10.0 million (as described below); plus

•	all of our cash receipts since the closing of our initial public offering, excluding cash from interim capital transactions such as borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•	our working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•	all of our operating expenditures after the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of our cash reserves that the general partner deems necessary or advisable to provide funds for future operating expenditures.

Definition of Capital Surplus. Generally, capital surplus will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $10.0 million in addition to our cash balance on the closing date of our initial public offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that enables us, if we choose, to distribute as operating surplus up to $10.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus. We have not made, and we anticipate that we will not make, any distributions from capital surplus.

Incentive Distribution Rights

Incentive distribution rights represent the contractual right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution has been paid. Please read “—Distributions of Available Cash from Operating Surplus” and “—IDR Subsidies” below. The general partner owns all of the incentive distribution rights.

Distributions of Available Cash from Operating Surplus

The terms of our partnership agreement require that we make cash distributions with respect to each calendar quarter within 45 days following the end of each calendar quarter. For any quarter, we are required to make distributions of available cash from operating surplus initially to the Class H unitholders in an amount equal to 50.05% of all distributions to ETP by Sunoco Partners with respect to the incentive distribution rights and general partner interest in Sunoco Logistics, calculated on a cumulative basis beginning October 31, 2013. We are also required to make incremental cash distributions to the Class H unitholders in the aggregate amount of $329 million, subject to adjustment, over 15 quarters, commencing with the quarter ended September 30, 2013 and ending with the quarter ending March 31, 2017, pending completion of the Bakken Pipeline Transaction between ETE and ETP announced in December 2014. We are required to make distributions of any remaining available cash from operating surplus for any quarter in the following manner:

•	First, 100% to all common unitholders, Class E unitholders, Class G unitholders and the general partner, in accordance with their percentage interests, until each common unit has received $0.25 per unit for such quarter, also known as the minimum quarterly distribution;

•	Second, 100% to all common unitholders, Class E unitholders, Class G unitholders and the general partner, in accordance with their respective percentage interests, until each common unit has received $0.275 per unit for such quarter, also known as the first target distribution;

•	Third, (i) to the general partner in accordance with its percentage interest, (ii) 13% to the holders of the IDRs, pro rata, and (iii) to all common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to the general partner and holders of the IDRs, until each common unit has received $0.3175 per unit for such quarter, also known as the second target distribution;

•	Fourth, (i) to the general partner in accordance with its percentage interest, (ii) 23% to the holders of the IDRs, pro rata, and (iii) to all common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to the general partner and holders of the IDRs, until each common unit has received $0.4125 per unit for such quarter, also known as the third target distribution; and

•	Fifth, thereafter, (i) to the general partner in accordance with its percentage interest, (ii) 48% to the holder of the IDRs, pro rata, and (iii) to all common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to the general partner and holders of the IDRs.

The allocation of distributions among the common, Class E, Class G and Class H unitholders and the general partner is based on their respective interests as of the record date for such distributions.

Notwithstanding the foregoing, the distributions on each Class E unit may not exceed $1.41 per year and distributions on each Class G unit may not exceed $3.75 per year. In addition, the distributions to the holders of the incentive distribution rights will not exceed the amount the holders of the incentive distributions rights would otherwise receive if the available cash for distribution were reduced to the extent it constitutes amounts previously distributed with respect to the Class G units.

The incentive distributions described above do not reflect the impact of IDR subsidies previously agreed to by ETE in connection with previous transactions, as described below under “—IDR Subsidies.”

Distributions of Available Cash from Capital Surplus

We are required to make distributions of available cash from capital surplus initially to the Class H unitholders in a manner similar to the distributions of available cash from operating surplus, as described above. We will make distributions of any remaining available cash from capital surplus in the following manner:

•	First, to all of our unitholders and to our general partner, in accordance with their percentage interests, until we distribute for each common unit, an amount of available cash from capital surplus equal to our initial public offering price; and

•	Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price per common unit less any distributions of capital surplus per unit is referred to as the “unrecovered capital.”

If we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust our minimum quarterly distribution, our target cash distribution levels, and our unrecovered capital. For example, if a two-for-one split of our common units should occur, our unrecovered capital would be reduced to 50% of our initial level. We will not make any adjustment by reason of our issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, under the terms of our partnership agreement, we can reduce our minimum quarterly distribution and the target cash distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates.

IDR Subsidies and Other Distribution Adjustments

As described above, our partnership agreement requires certain incentive distributions to the holders of the IDRs.

In connection with transactions between ETP and ETE, ETE has agreed to relinquish its right to certain incentive distributions in future periods. Following is a summary of the net reduction in total distributions that would potentially be made to ETE in future periods based on (i) the currently effective partnership agreement provisions, (ii) the assumed closing of the issuance of additional Class H Units and Class I Units, which is expected to occur in March 2015, and (iii) the assumed closing of the Regency Merger, which is expected to occur in the second quarter of 2015:

Years Ending December 31,	Currently Effective	Pro Forma for Class H and Class I Units(1)	Pro Forma for Regency Merger(2)
2015	$86	$31	$91
2016	107	77	142
2017	85	85	145
2018	80	80	140
2019	70	70	130
2020	35	35	50
2021	35	35	35
2022	35	35	35
2023	35	35	35
2024	18	18	18

(1)	Pro forma amounts reflect the IDR subsidies, as adjusted for the pending issuance of additional Class H Units and Class I Units discussed above, as well as distributions on the Class I Units. The issuance of additional Class H Units and Class I Units is expected to close in March 2015.

(2)	Pro forma amounts reflect the IDR subsidies, as adjusted for (i) the pending issuance of additional Class H Units and Class I Units (as described in Note (1) above) and (ii) the pending Regency Merger. Amounts reflected above assume that the Regency Merger is closed subsequent to the record date for the first quarter of 2015 distribution payment and prior to the record date for the second quarter 2015 distribution payment.

Distributions of Cash Upon Liquidation

General. If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

Manner of Adjustments for Gain. After a special tracking allocation to the Class H unitholders attributable to the Sunoco Logistics interest, the manner of the adjustment for gain is set forth in our partnership agreement in the following manner:

•	First, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	Second, 100% to the Class G unitholders until the capital account for each Class G unit is equal to its original issue price;

•	Third, 100% to the common unitholders and the general partner, in accordance with their respective percentage interests, until the capital account for each common unit is equal to the sum of:

•	the unrecovered capital; and

•	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	Fourth, 1% to the Class G unitholders, with the remainder being allocated 100% to the common unitholders and the general partner, in accordance with their respective percentage interests, until we allocate under this paragraph an amount per unit equal to:

•	the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 100% to the unitholders and the general partner, in accordance with their percentage interests, for each quarter of our existence;

•	Fifth, 87% to the common unitholders and the general partner, in accordance with their respective percentage interests, and 13% to the holders of the IDRs, pro rata, until we allocate under this paragraph an amount per unit equal to:

•	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 87% to the unitholders and the general partner, in accordance with their percentage interests, and 13% to the holders of the IDRs, pro rata, for each quarter of our existence;

•	Sixth, 77% to the common unitholders and the general partner, in accordance with their respective percentage interests, and 23% to the holders of the IDRs, pro rata, until we allocate under this paragraph an amount per unit equal to:

•	the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 77% to the unitholders and the general partner, in accordance with their respective percentage interests, and 23% to the holders of the IDRs, pro rata, for each quarter of our existence; and

•	Seventh, thereafter, 52% to the common unitholders and the general partner, in accordance with their respective percentage interests, and 48% to the holders of the IDRs, pro rata.

Manner of Adjustment for Losses. Upon our liquidation, we will generally allocate any loss to the general partner and the unitholders in the following manner:

•	First, 100% to the common unit holders, the Class G unitholders and the general partner in proportion to the positive balances in the common unitholders’ capital accounts and the general partner’s percentage interest, respectively, until the capital accounts of the common unitholders and the Class G unitholders have been reduced to zero; and

•	Second, thereafter, 100% to the general partner.

Adjustments to Capital Accounts upon the Issuance of Additional Units. We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

DESCRIPTION OF THE DEBT SECURITIES

Energy Transfer Partners, L.P. may issue senior debt securities on a senior unsecured basis under an indenture among Energy Transfer Partners, L.P., as issuer, and a trustee that we will name in the related prospectus supplement. We refer to this senior indenture as the indenture. The debt securities will be governed by the provisions of the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

We have summarized material provisions of the indenture and the debt securities below. This summary is not complete. We have filed the indenture with the SEC as an exhibit to the registration statement, and you should read the indenture for provisions that may be important to you.

References in this “Description of the Debt Securities” to “we,” “us” and “our” mean Energy Transfer Partners, L.P.

Provisions Applicable to the Indenture

General. Any series of debt securities will be our general obligation.

The indenture does not limit the amount of debt securities that may be issued under the indenture, and does not limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance.

The indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indenture also does not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms. We will prepare a prospectus supplement and either a supplemental indenture, or authorizing resolutions of the board of directors of our general partner’s general partner, accompanied by an officers’ certificate, relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities of that series;

•	the total principal amount of the debt securities of that series;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities of that series will be payable;

•	any interest rate which the debt securities of that series will bear, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities of that series will be payable;

•	any provisions for optional redemption or early repayment;

•	any provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for our other securities or securities of any other entity; and

•	any other terms of the debt securities of that series.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Events of Default. Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest on that series of debt securities for 30 days when due;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•	failure by us to comply with the other agreements contained in the indenture, any supplement to the indenture or any board resolution authorizing the issuance of that series for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under the indenture that are affected by that failure;

•	certain events of bankruptcy, insolvency or reorganization of us; and

•	any other event of default provided for with respect to that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in the case of the fourth bullet point appearing above under the heading “—Events of Default”, at least 25% in principal amount of all debt securities issued under the indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the indenture will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default may in some cases rescind this accelerated payment requirement (other than acceleration for nonpayment of principal of or premium or interest on or any additional amounts with respect to the debt securities).

A holder of a debt security of any series issued under the indenture may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee security or indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of security or indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the indenture that are affected, voting as one class) may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred upon the trustee relating to or arising as a result of an event of default.

Under the indenture we are required to file each year with the trustee a written statement as to our compliance with the covenants contained in the indenture.

Modification and Waiver. The indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security affected, however, no modification may:

•	reduce the percentage in principal amount of debt securities whose holders must consent to an amendment, a supplement or a waiver;

•	reduce the rate of or extend the time for payment of interest on the debt security;

•	reduce the principal of, or any premium on, the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to receive payment of principal of and premium, if any, and interest on or any additional amounts with respect to such holder’s debt securities or to institute suit for the enforcement of any payment on or with respect to the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	waive a continuing default or event of default regarding any payment on the debt securities; or

•	except as provided in the indenture, release any security that may have been granted in respect of any debt securities.

The indenture may be amended or supplemented or any provision of the indenture may be waived without the consent of any holders of debt securities issued under the indenture:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for or any additional obligors on any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities; and

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under the indenture.

The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If any combination of funds or government securities are deposited with the trustee under the indenture sufficient to make payments on the debt securities of a series issued under the indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our or their obligations with respect to the debt securities of that series, also known as legal defeasance; or

•	we will no longer have any obligation to comply with the restrictive covenants, the merger covenant and other specified covenants under the indenture, and the related events of default will no longer apply, also known as covenant defeasance.

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service, or IRS, or a change in law to that effect.

No Personal Liability of General Partner. Our general partner, and its directors, officers, employees, incorporators and partners, in such capacity, will not be liable for the obligations of Energy Transfer Partners, L.P. under the debt securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a debt security, each holder of that debt security will have agreed to this provision and waived and released any such liability on the part of our general partner and its directors, officers, employees, incorporators and partners. This waiver and release are part of the consideration for our issuance of the debt securities. It is the view of the SEC that a waiver of liabilities under the federal securities laws is against public policy and unenforceable.

Governing Law. New York law will govern the indenture and the debt securities.

Trustee. We may appoint a separate trustee for any series of debt securities. We use the term “trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

Form, Exchange, Registration and Transfer. The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents. Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the indenture will be designated as the paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities. The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we” or “us” are references to Energy Transfer Partners, L.P. and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable laws.

No ruling has been requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by our unitholders and our general partner because such costs will reduce the cash available for distribution. Furthermore, the tax treatment of US, or of an investment in US, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us and our general partner.

For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Common Unit Ownership—Treatment of Short Sales”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”) and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Common Unit Ownership—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner, unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, refining, transportation, storage, processing and marketing of any mineral or natural resource, including coal, timber, crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner, and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS, and the IRS has made no determination, as to our status or the status of our operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below that:

•	We will be classified as a partnership for federal income tax purposes; and

•	Each of our operating subsidiaries will, except as otherwise provided, be disregarded as an entity separate from us or will be treated as a partnership for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations upon which Latham & Watkins LLP has relied include:

•	With the exception of any partnerships or limited liability companies owned directly or indirectly by our subsidiaries that are treated as corporations for U.S. federal income tax purposes, neither we nor any of our partnership or limited liability company subsidiaries has elected or will elect to be treated as a corporation for federal income tax purposes;

•	for each taxable year, more than 90% of our gross income has been and will be income that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code; and

•	each commodity hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas or products thereof that are held or to be held by us in activities that Latham & Watkins LLP has opined or will opine result in qualifying income.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if it had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as, at that time, we do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Energy Transfer Partners, L.P. will be treated as partners of Energy Transfer Partners, L.P. for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Energy Transfer Partners, L.P. for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Common Unit Ownership Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Energy Transfer Partners, L.P. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Energy Transfer Partners, L.P. for federal income tax purposes.

Tax Consequences of Common Unit Ownership

Flow-Through of Taxable Income. Subject to the discussion below under “—Entity Level Collections,” we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, depletion recapture and/or substantially appreciated “inventory items,” each as defined in Section 751 of the Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units. A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner’s “net value” as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of the gain recognized upon the taxable disposition of all of a unitholder’s common units would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of such unitholder’s suspended passive losses from us, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of Our portfolio income will be treated as investment income.

Entity-Level Collections. If we or our general partner are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder, our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder, in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated amongst our unitholders and our general partner in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of such distributions. If we have a net loss, our items of income, gain, loss and deduction will be allocated first among our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, and thereafter to our general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution, referred to in this discussion as “Contributed Property.” The effect of these allocations, referred to as “Section 704(c) Allocations,” to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market value at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, we will make “Reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, to our general partner and all common unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in “—Section 754 Election,” “— Uniformity of Units” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS previously has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates. Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or NIIT, on certain net investment income earned by individuals, estates and trusts currently applies. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income and (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. The U.S. Department of the Treasury and the IRS have issued guidance in the form of proposed and final Treasury Regulations regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

Section 754 Election. We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS, unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination.” The election generally permits us to adjust a common unit purchaser’s tax basis in our assets, which is referred to as the inside basis, under Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us, and it belongs only to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (i) his share of our tax basis in our assets, which is referred to as the common basis, and (ii) his Section 743(b) adjustment to that basis.

We have adopted the remedial allocation method as to all of our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Code require a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Code whose book basis is in excess of our tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining-balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Common Units.”

We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Common Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment US takes to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Uniformity of Common Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his common units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his common units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and has a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in his income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “— Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering of new units will be borne by our unitholders holding interests in us prior to such offering. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

If we dispose of depreciable or depletable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and depletion previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determination of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of common units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income to the extent the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture, depletion recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation and depletion recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Common Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which is referred to as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The U.S. Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of his common units generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have technically terminated for federal income tax purposes if there is a sale or exchange of 50 percent or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50 percent threshold has been met, multiple sales of the same unit will be counted only once. While we would continue our existence as a Delaware limited partnership, our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year. Our termination could also result in a significant deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a technical termination occurred. The IRS has announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership may be permitted to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.”

We take into account the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “—Tax Consequences of Common Unit Ownership—Section 754 Election,” Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other non-U.S. persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain.

Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding, at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require US to change these procedures.

In addition, because a foreign corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of Our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units. Recent changes in law may affect certain foreign unitholders. Please read “—Administrative Matters—Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. we cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional Withholding Requirements. Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Internal Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

These rules generally will apply to payments of FDAP Income and will apply to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent we have FDAP Income or have Gross Proceeds after the specified date that is not treated as effectively connected with a U.S. trade or business (please read “— Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income tax for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (i) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (ii) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Section 482 of the Code is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (iii) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Administrative Matters—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Administrative Matters—Accuracy-Related Penalties;”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property and do business in a number of states. Many of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Common Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as federal, tax returns that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local, alternative minimum or foreign tax consequences of an investment in us.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in a prospectus supplement relating to the offering of debt securities.

INVESTMENTS IN US BY EMPLOYEE BENEFIT PLANS

An investment in our common units and/or debt securities by an employee benefit plan is subject to certain additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction restrictions imposed by Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of the Code or ERISA, which we refer to collectively as “Similar Laws.” As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or individual retirement accounts or other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements.

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and, therefore, may apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code, which we refer to as an “ERISA Plan,” and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units or debt securities with any portion of the assets of an employee benefit plan, a fiduciary of the employee benefit plan should consider, among other things, whether the investment is in accordance with the documents and instruments governing the employee benefit plan and the applicable provisions of ERISA, the Code or any applicable Similar Law relating to the fiduciary’s duties to the employee benefit plan, including, without limitation:

(a) whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

(b) whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

(c) whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (please read the discussion under “—Prohibited Transaction Issues” below);

(d) whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (please read the discussion under “—Plan Asset Issues” below); and

(e) whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences.”

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans (and certain IRAs that are not considered part of an employee benefit plan) from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code.

The acquisition and/or holding of the debt securities by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the debt securities are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition, holding and, if applicable, conversion of the debt securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, our common units and/or the debt securities may not be purchased or held (or converted to equity securities, in the case of any convertible debt) by any person investing “plan assets” of any employee benefit plan, unless such purchase and holding (or conversion, if any) will not constitute a non-exempt prohibited transaction under ERISA or the Code or similar violation of any applicable Similar Laws.

Plan Asset Issues

In connection with an investment in the common units or debt securities with any portion of the assets of an employee benefit plan, in addition to considering whether the purchase of our common units and/or debt securities is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units and/or debt securities, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws. In addition, if our assets are deemed to be “plan assets” under ERISA, this would result, among other things, in (a) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (b) the possibility that certain transaction in which we seek to engage could constitute “prohibited transaction” under the Code, ERISA and any other applicable Similar Laws.

The Department of Labor regulations, as modified by Section 3(42) of ERISA, provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets.” Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by the employee benefit plan are “publicly offered securities”—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations) and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(b) the entity is an “operating company” —i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or it qualifies as a “venture capital operating company” or a “real estate operating company”; or

(c) there is no “significant” investment by benefit plan investors (as defined in Section 3(42) of ERISA), which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, (disregarding certain interests held by our general partner, its affiliates and certain other persons who have discretionary authority or control with respect to the assets of the entity or provide investment advice for a fee with respect to such assets) is held by the employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the Code, IRAs and certain other employee benefit plans not subject to ERISA (such as electing church plans).

With respect to an investment in our common units, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirement in (c) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (c)). With respect to an investment in our debt securities, our assets should not be considered “plan assets” under these regulations because such securities are not equity securities or, even if they are considered equity securities under the Department of Labor regulations, it is expected that the investment will satisfy the requirements in (a) above and may satisfy the requirements in (b) above.

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries and other persons contemplating a purchase of our common units and/or the debt securities should consult with their own counsel regarding the potential applicability of and consequences of such purchase under ERISA, the Code and other Similar Laws in light of the complexity of these rules and the serious penalties, excise taxes and liabilities imposed on persons who engage in non-exempt prohibited transactions or other violations. The sale of any common units and/or debt securities by or to any employee benefit plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such employee benefit plans generally or any particular employee benefit plan, or that such an investment is appropriate for such employee benefit plans generally or any particular employee benefit plan.

Representation

By purchase or acceptance of the common units and/or the debt securities, each purchaser and subsequent transferee of the common units and/or the debt securities will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the common units and/or the debt securities constitutes assets of any employee benefit plan or (ii) the purchase and holding (and any conversion, if applicable) of the common units and/or the debt securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Latham & Watkins LLP will also render an opinion on the material federal income tax considerations regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Energy Transfer Partners, L.P. and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The report of Ernst & Young LLP, independent registered public accountants, appearing in Energy Transfer Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference in this registration statement with respect to the consolidated financial statements of Sunoco Logistics Partners L.P. as of December 31, 2012 and for the period from October 5, 2012 to December 31, 2012, has been so incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

The reports of Ernst & Young LLP, independent registered public accounting firm, appearing in Energy Transfer Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference in this registration statement with respect to the consolidated financial statements of Sunoco LP and Susser Holdings Corporation as of December 31, 2014 and for the period from September 1, 2014 to December 31, 2014, have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Regency Energy Partners LP and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Midcontinent Express Pipeline LLC as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, included in Exhibit 99.3 of Regency Energy Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in this Prospectus in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.energytransfer.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Additionally, you can obtain information about us through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common units are listed.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below:

•	our annual report on Form 10-K for the year ended December 31, 2014;

•	our current reports on Form 8-K filed January 26, 2015 (3), January 30, 2015, February 2, 2015, February 5, 2015, February 17, 2015, February 19, 2015, February 25, 2015 and March 2, 2015;

•	the risk factors discussed in “Item 1A. Risk Factors” in Panhandle Eastern Pipe Line Company, LP’s annual report on Form 10-K for the year ended December 31, 2014;

•	the risk factors discussed in “Item 1A. Risk Factors” in Sunoco Logistics Partners L.P.’s annual report on Form 10-K for the year ended December 31, 2014;

•	the risk factors discussed in “Item 1A. Risk Factors” in Sunoco LP’s annual report on Form 10-K for the year ended December 31, 2014;

•	the description of our common units in our registration statement on Form 8-A (File No. 1-11727) filed pursuant to the Securities Exchange Act of 1934 on May 16, 1996; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the registration statement.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.energytransfer.com, or by writing or calling us at the following address:

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, TX 75219

Attention: Thomas P. Mason

Telephone: (214) 981-0700